UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3550 West Market Street
Akron, Ohio 44333

November 6, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders to be held on Thursday, December 10, 2009, at 10:00 A.M., local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Details of the business to be conducted at the 2009 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting and Proxy Statement. As a stockholder, you are being asked to vote on a number of important matters. First, we are asking you to elect six Directors whose terms will expire at the 2010 Annual Meeting. Information regarding each of the proposed Director nominees, as well as the other Directors who will continue in office, is located in the enclosed Proxy Statement. Each of the Director nominees is currently serving as a Director of A. Schulman, Inc. (“A. Schulman”). Second, we are asking you to ratify our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010. Finally, we are asking you to adopt and approve our 2009 Employee Stock Purchase Plan, which, if approved, will provide eligible employees with an opportunity to make payroll deductions to purchase shares of A. Schulman common stock at a discount. The Board of Directors recommends that you vote “FOR” each of the Director nominees, “FOR” the selection of PricewaterhouseCoopers LLP and “FOR” the approval of the 2009 Employee Stock Purchase Plan.

Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the 2009 Annual Meeting in person. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. In order to ensure your shares are represented, we urge you to execute and return the enclosed form of Proxy, or that you submit your Proxy electronically through the Internet or by telephone promptly.

Sincerely,

Joseph M. Gingo
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
AUDIT COMMITTEE REPORT
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 -- ADOPTION AND APPROVAL OF A. SCHULMAN’S 2009 EMPLOYEE STOCK PURCHASE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2009 ESPP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SOLICITATION OF PROXIES

3550 West Market Street
Akron, Ohio 44333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (“A. Schulman” or the “Company”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333, on Thursday, December 10, 2009 at 10:00 A.M., local time, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of six Directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2010;

3.	The adoption and approval of A. Schulman’s 2009 Employee Stock Purchase Plan; and

4.	The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

Stockholders of record at the close of business on October 19, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Your Board of Directors recommends that you vote “FOR” the election of each of the Director nominees listed in the Proxy Statement under “PROPOSAL 1 — ELECTION OF DIRECTORS,” “FOR” the ratification of PricewaterhouseCoopers LLP under “PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FOR” the approval of A. Schulman’s 2009 Employee Stock Purchase Plan under “PROPOSAL 3 — ADOPTION AND APPROVAL OF A. SCHULMAN’S 2009 EMPLOYEE STOCK PURCHASE PLAN.”

By order of the Board of Directors,

David C. Minc
Vice President, General Counsel and Secretary

Akron, Ohio
November 6, 2009

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed PROXY in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. (“A. Schulman” or the “Company”) has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of A. Schulman common stock held through such brokerage firms. If your family has multiple accounts holding shares of A. Schulman common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of the accompanying Proxy Statement or A. Schulman’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 10, 2009

The Proxy Statement, Form 10-K for the year ended August 31, 2009 and the 2009 Annual Report to stockholders are available at http://www.proxydocs.com/shlm.

3550 West Market Street
Akron, Ohio 44333

PROXY STATEMENT

November 6, 2009

GENERAL INFORMATION

The accompanying Proxy is being solicited by the Board of Directors of A. Schulman, Inc. (“A. Schulman” or the “Company”) for use at the 2009 Annual Meeting of Stockholders to be held on December 10, 2009 at 10:00 A.M., local time, and any adjournments thereof (the “2009 Annual Meeting”). The mailing address of the principal executive offices of A. Schulman is 3550 West Market Street, Akron, Ohio 44333. To obtain directions to attend the 2009 Annual Meeting, please contact A. Schulman at (330) 666-3751. This Proxy Statement and the accompanying form of Proxy were first mailed to stockholders on or about November 6, 2009.

Voting Rights; Quorum

Stockholders of record at the close of business on October 19, 2009 will be entitled to vote at the 2009 Annual Meeting. On that date, A. Schulman had issued and outstanding 26,094,481 shares of common stock, $1.00 par value (the “Common Stock”). Each share of Common Stock is entitled to one vote on all matters properly coming before the 2009 Annual Meeting. At least 13,047,241 shares of Common Stock must be represented at the meeting in person or by Proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held by a nominee for a beneficial owner and which are represented in person or by Proxy at the 2009 Annual Meeting but not voted with respect to one or more proposals, will be counted as present for purposes of establishing a quorum.

Methods of Voting

Stockholders may vote on matters that are properly presented at the 2009 Annual Meeting in four ways:

•	By completing the accompanying form of Proxy and returning it in the envelope provided;

•	By voting telephonically;

•	By voting electronically via the Internet; or

•	By attending the 2009 Annual Meeting and voting in person.

For the 2009 Annual Meeting, A. Schulman is offering registered stockholders the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed Proxy Card by mail, stockholders may vote by telephone or via the Internet by following the procedures described on the enclosed Proxy Card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. The deadline for voting through the Internet or by telephone is 11:25 P.M. Eastern Time, on December 9, 2009. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Stockholders holding Common Stock in “street name” should follow the voting instructions provided by the broker, bank or other organization that holds their shares. For stockholders planning to attend the 2009 Annual Meeting and vote in person, ballots will be available. If a stockholder’s shares are held in the name of their broker, bank or another stockholder of record, such stockholder must bring an account statement or a letter from the stockholder of record indicating that they were the beneficial owner of the shares on October 19, 2009.

Voting of Proxies; Revocation

Shares represented by properly executed Proxies will be voted at the 2009 Annual Meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by the enclosed Proxy, on which no specification has been made, will be voted: (1) “FOR” the election of A. Schulman’s six Director nominees; (2) “FOR” the ratification of the Company’s selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm for fiscal 2010; and (3) “FOR” the adoption and approval of A. Schulman’s 2009 Employee Stock Purchase Plan (the “2009 ESPP”).

Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later dated Proxy, or a later casted Internet or telephone vote, with regard to the same shares, or by giving notice in writing to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, or in person at the 2009 Annual Meeting. Any stockholder who attends the 2009 Annual Meeting and revokes their Proxy may vote in person. However, attendance by a stockholder at the 2009 Annual Meeting alone will not have the effect of revoking a stockholder’s validly executed Proxy.

Vote Required

The vote required to approve each of the proposals that are scheduled to be presented at the 2009 Annual Meeting is as follows:

Proposal	Vote Required

• Proposal 1 — Election of Directors	•	Election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at the 2009 Annual Meeting. Broker non-votes and Proxies marked “withhold authority” will not be counted toward the election of Directors or toward the election of individual nominees specified in the form of Proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.
• Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm	•	For the ratification of the appointment of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2010, the affirmative vote of the holders of a majority of the shares of Common Stock present, represented and entitled to vote will be required for approval. Stockholders may vote “for,” “against,” or “abstain” from voting on Proposal 2. Broker non-votes and abstentions will be counted as present and entitled to vote on the matter for purposes of establishing a quorum and, thus, will have the same effect as a vote against Proposal 2.
• Proposal 3 — Adoption and Approval of A. Schulman’s 2009 Employee Stock Purchase Plan	•	For the adoption and approval of the 2009 ESPP, the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote at the 2009 Annual Meeting will be required for approval. Stockholders may vote “for,” “against,” or “abstain” from voting on Proposal 3. Broker non-votes and abstentions will be counted as present and entitled to vote on the matter for purposes of establishing a quorum and, thus, will have the same effect as a vote against Proposal 3.

Stockholder Proposals for 2010 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal at the annual meeting in fiscal 2010 must deliver such proposal to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333:

•	Not later than July 9, 2010, if the proposal is submitted for inclusion in A. Schulman’s proxy materials for the meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•	Not earlier than July 9, 2010 and not later than August 8, 2009, if the proposal is submitted pursuant to A. Schulman’s Amended and Restated By-Laws (the “By-Laws). A. Schulman reserves the right to exercise discretionary voting authority on such proposals if a stockholder has failed to submit their proposal within the designated time period.

PROPOSAL 1 — ELECTION OF DIRECTORS

In July 2008, the Board of Directors approved, and recommended to the stockholders that they approve, a proposal to amend A. Schulman’s Certificate of Incorporation (the “Certificate of Incorporation”) to phase out the classification of the Board of Directors and to provide for the annual election of Directors. Under the terms of the proposal, those Directors previously elected for three-year terms would complete their three-year term, while Directors nominated for re-election at the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) would serve a one-year term expiring at the 2009 Annual Meeting. Ultimately, at the 2008 Annual Meeting, stockholders approved the proposed declassification amendment and the Board of Directors is currently in the middle of a tiered declassification process.

In accordance with the provisions of the Certificate of Incorporation and the By-Laws, the Board of Directors has currently fixed the number of Directors at 11. Previously, the Board of Directors had fixed the number of Directors at 12, however, with the resignation of James S. Marlen on April 30, 2009, the Board of Directors approved the reduction of the Board to 11 Directors. Consistent with prior Board reduction actions, the Board of Directors determined that a reduction in the number of Directors was appropriate in order to more closely align A. Schulman’s Board size with its business operations. Moreover, the Board of Directors determined that with the on-going declassification of A. Schulman’s Board of Directors, stockholders’ ability to influence and nominate candidates for election to the Board would not be negatively impacted by a size reduction.

The following table sets forth each nominee for election as a Director and each Director whose term will continue after the 2009 Annual Meeting. Additionally, the table provides a brief statement regarding the Director nominees and the continuing Directors, including each individual’s age, principal occupation and business experience during the past five years. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Unless a stockholder requests that voting of that stockholder’s Proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on their Proxy Card, it is presently intended that shares represented by Proxies in the enclosed form will be voted for the election of each of the six Director nominees. All nominees appearing below have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event that the Board of Directors does not now expect, the persons voting the shares represented by Proxies solicited hereby may vote such shares for a reduced number of nominees.

The election of the Director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Broker non-votes and Proxies marked “withhold authority” will not be counted toward the election of Directors or toward the election of individual nominees specified in the form of Proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part from A. Schulman’s records.

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 19, 2009	Director

Nominees For Election As Director (Term Expiring in 2010)
David G. Birney(1)(2)	Retired; formerly, President and Chief Executive Officer of Solvay America, Inc. (chemicals, plastics and pharmaceuticals), 2001-2006; Age 66. Mr. Birney is a director of Tronox, Inc.	2006
Howard R. Curd(3)(4)	Chairman of the Board and Chief Executive Officer of Uniroyal Engineered Products, LLC (plastic vinyl coated fabrics) since 2003; Age 70.	2006
Michael A. McManus(2)(4)	President and Chief Executive Officer of Misonix, Inc., (medical devices) since 1998; Age 66. Mr. McManus is director of Novavax, Inc. and Misonix, Inc.	2006
Ernest J. Novak(1)(3)	Retired; formerly, Partner of Ernst & Young LLP (public accounting), 1980-2003, including most recently, Managing Partner of certain domestic offices, 1986-2003; Age 64. Mr. Novak is a director of BorgWarner Inc. and FirstEnergy Corp.	2003
Dr. Irvin D. Reid(2)(3)	President Emeritus, Eugene Applebaum Professor, at Wayne State University since August 2008; formerly, President and Professor in Management, Wayne State University from 1997 to August 2008; Age 68. Mr. Reid is a director of The Pep Boys — Manny, Moe & Jack and Mack-Cali Realty Corporation.	2009
John B. Yasinsky(1)(4)(5)(6)	Retired; formerly, Chairman and Chief Executive Officer of Omnova Solutions, Inc. (decorative and building products and performance chemicals), 1999-2001; Age 70. Mr. Yasinsky is a director of CMS Energy Corporation and Consumers Energy Co.	2000

Directors Continuing In Office (Term Expiring in 2010)
Michael Caporale, Jr.(2)(3)	Retired; formerly, President and Chief Executive Officer of Associated Materials, Inc. (manufacturer and distributor of exterior building products), 2002-2006; President and Chief Executive Officer of Associated Materials Holdings, Inc. (direct parent of Associated Materials, Inc.), 2002-2006; and President and Chief Executive Officer of AMI Holdings, Inc. (direct parent of Associated Materials Holdings, Inc.), 2004-2006; Age 58.	2008

		First
	Principal Occupation During Past Five Years	Became
Name of Nominee or Director	and Age as of October 19, 2009	Director

Joseph M. Gingo(5)	President and Chief Executive Officer of A. Schulman since 2008; formerly, Executive Vice President, Quality Systems and Chief Technical Officer of The Goodyear Tire & Rubber Company (tire and rubber manufacturing), 2003-2007; Senior Vice President of Technology and Global Products Planning of The Goodyear Tire & Rubber Company, 1999-2003; Age 64.	2000
Lee D. Meyer(3)(4)	Consultant to various investment firms and to Ply Gem Industries, Inc. (building products manufacturer) since 2006; formerly, President and Chief Executive Officer of Ply Gem Industries, Inc. (building products manufacturer), 2002-2006; Age 60.	2008
James A. Mitarotonda(1)(4)(5)	Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P. (an investment firm) since 1991; formerly, President and Chief Executive Officer of Dynabazaar, Inc. (now known as Sielox, Inc.) from January 2004 to December 2004 and from May 2006 to April 2007; Co-Chief Executive Officer and Co-Chairman, from April 2003 until May 2004, and sole Chief Executive Officer, from May 2004 until October 2004, of LQ Corporation, Inc. (merged with Dynabazaar, Inc.); and President and Chief Executive Officer of MM Companies, Inc. (now known as George Foreman Enterprises, Inc.), 2001-2004; Age 55. Mr. Mitarotonda is a director of The Pep Boys — Manny, Moe & Jack, Griffon Corporation and Sielox, Inc.	2005
Stanley W. Silverman(1)(3)	President of Horizon Venture Group LLC (private company investor) since 2005; formerly, President and Chief Executive Officer of PQ Corporation (global chemical and engineered glass materials), 2000-2005; and Vice President and Chief Operating Officer of PQ Corporation, 1991-2000; Age 62. Mr. Silverman is a director of C&D Technologies, Inc. and Met-Pro Corporation.	2008

(1)	Member of Compensation Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Audit Committee

(4)	Member of Strategic Committee

(5)	Member of Executive Committee

(6)	Lead Independent Director

On November 11, 2008, A. Schulman entered into a standstill agreement (the “2008 Standstill Agreement”) with a group of investors led by Ramius LLC (collectively, the “Ramius Group”), in order to avoid a proxy contest for the election of Directors at the 2008 Annual Meeting. Pursuant to the 2008 Standstill Agreement, A. Schulman and the Ramius Group agreed to a process for filling the vacancy created by the resignation of Dr. Peggy G. Miller on November 7, 2008. Specifically, pursuant to the terms of the 2008 Standstill Agreement, A. Schulman agreed to form a Selection Committee, consisting of independent Directors Howard R. Curd (Chair), David G. Birney and Lee D. Meyer, to identify and recommend an independent Director to fill the vacancy created by Dr. Miller. In making its recommendation, the Selection Committee considered and interviewed a number of potential candidates, including candidates suggested by A. Schulman, members of the Board and the Ramius Group. Upon the recommendation of the Selection Committee, the Board of Directors unanimously voted to appoint Dr. Irvin D. Reid as a member of A. Schulman’s Board of Directors, to serve a term expiring at the 2009 Annual Meeting. For more information regarding the 2008 Standstill Agreement and the appointment of Dr. Reid, see A. Schulman’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on January 12, 2009. Directors Michael Caporale, Jr. and Lee D. Meyer were each nominated by the Ramius Group for election to the Board at the 2007 Annual Meeting of Stockholders.

Directors James A. Mitarotonda, David G. Birney, Howard R. Curd, Michael A. McManus, Jr. and Stanley W. Silverman each were first appointed or nominated for election to the Board in connection with, or pursuant to a process described under, various agreements with a group of investors led by Barington Capital Group, L.P.

CORPORATE GOVERNANCE

The Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of A. Schulman.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines for the Board of Directors (the “Corporate Governance Guidelines”). These Corporate Governance Guidelines, which are available on A. Schulman’s website at www.aschulman.com, are intended to assure that Director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of A. Schulman’s management.

Director Independence

Under the corporate governance listing standards of the NASDAQ Stock Market, LLC (“NASDAQ”) and A. Schulman’s Corporate Governance Guidelines, a majority of the members of the Board of Directors must satisfy NASDAQ’s criteria for “independence.” The Board has determined that the Directors and nominees named below, which are all the Directors other than Mr. Gingo, are independent under applicable NASDAQ standards for the fiscal year ended August 31, 2009.

David G. Birney Michael Caporale, Jr. Howard R. Curd Michael A. McManus, Jr.	Lee D. Meyer James A. Mitarotonda Ernest J. Novak, Jr. Dr. Irvin D. Reid	Stanley W. Silverman John B. Yasinsky

Board Committees

The Board of Directors has established the following standing Committees: (1) Executive Committee; (2) Audit Committee; (3) Compensation Committee; (4) Nominating and Corporate Governance Committee; and (5) Strategic Committee.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling makes it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee consists of Messrs. Gingo, Mitarotonda and Yasinsky. The Executive Committee did not hold any formal meetings during the fiscal year ended August 31, 2009.

Audit Committee

The Audit Committee operates under a written charter that reflects the corporate governance principles advocated by the Commission and the rules and listing standards of NASDAQ. The Audit Committee consists of Messrs. Novak (Chair), Caporale, Curd, Meyer, Reid and Silverman. The primary purposes of the Audit Committee are: (1) to assist the Board in fulfilling its responsibility to oversee the accounting and financial reporting processes of A. Schulman, including the quality and integrity of the Company’s financial statements and other financial information provided by A. Schulman to any governmental or regulatory body, the public or certain other users thereof; (2) to assist A. Schulman in fulfilling its compliance with legal and regulatory requirements; (3) to analyze and review the qualifications, independence and performance of, and A. Schulman’s relationship with, its independent registered public accounting firm; (4) to analyze and review the performance of A. Schulman’s systems of internal accounting and financial controls; (5) to analyze and review the effectiveness of A. Schulman’s processes of internal auditing; and (6) to assist the Board in monitoring A. Schulman’s independent registered public accounting firm in the annual independent audit of the Company’s financial statements and the effectiveness of A. Schulman’s internal control over financial reporting. The functions performed by the Audit Committee include: (i) reviewing the financial statements with management and A. Schulman’s independent registered public accounting firm before publication; (ii) reviewing with management and A. Schulman’s independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) reviewing with A. Schulman’s Chief Executive Officer and Chief Financial Officer any issues pertaining to the certifications required to accompany the filing of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (iv) overseeing A. Schulman’s internal accounting and financial controls; (v) reviewing legal matters that may have a material impact on A. Schulman’s financial statements or the Company’s compliance policies; (vi) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (vii) considering the scope of non-audit services to be performed by A. Schulman’s independent registered public accounting firm; (viii) reviewing and approving in advance the annual audit plan and scope of work to be performed by the independent registered public accounting firm; (ix) overseeing the appointment, compensation, retention and independence of A. Schulman’s independent registered public accounting firm; (x) pre-approving all auditing services and permitted non-audit services to be performed for A. Schulman by the independent registered public accounting firm; and (xi) reviewing all related party transactions that are required to be reported under Item 404(a) of Regulation S-K. Additionally, the Audit Committee oversees A. Schulman’s program to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires the Company to establish, maintain and assess adequate internal control structures and procedures for financial reporting.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. A. Schulman believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and A. Schulman’s independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure: (1) that the audit of A. Schulman’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); (2) that the financial statements are presented in accordance with the accounting principles generally accepted in the United States; or (3) that the Company’s independent registered public accounting firm is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on A. Schulman’s website at www.aschulman.com.

The Audit Committee held a total of seven meetings during the year ended August 31, 2009. The Audit Committee reviewed with PricewaterhouseCoopers LLP and management A. Schulman’s interim financial results prior to the filing of each of A. Schulman’s Quarterly Reports on Form 10-Q. The Board has determined that each of the members of the Audit Committee is independent as defined under Rule 5605(a)(2) and Rule 5605(c)(2)(A) of the NASDAQ listing standards. The Board has also determined that the Chair of the Audit Committee, Ernest J. Novak, Jr., is an “audit committee financial expert” as defined in regulations adopted by the Commission.

Compensation Committee

The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating executive officers. The Compensation Committee consists of Messrs. Yasinsky (Chair), Birney, Mitarotonda, Novak, and Silverman. The Compensation Committee has overall responsibility for executive succession planning (except for the Chief Executive Officer, which is the responsibility of the Nominating and Corporate Governance Committee), management development and approving and evaluating the incentive compensation plans, policies and programs of A. Schulman. As set forth in the Compensation Committee’s charter, the functions to be performed by the Compensation Committee include: (1) setting the salary and other compensation of the Chief Executive Officer and the other executive officers of A. Schulman; (2) reviewing incentive compensation pools for A. Schulman prior to the annual determination of individual cash and equity-based incentive awards; (3) approving all employment, change-in-control and severance agreements, as well as all annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs), which are proposed for executive officers and certain managers; (4) periodically reviewing A. Schulman’s compensation programs and policies to align them with the Company’s annual and long-term goals and the interests of the stockholders; and (5) administering, implementing and interpreting A. Schulman’s long-term incentive plans, including stock option, restricted stock, stock appreciation right, performance incentives, and similar plans and arrangements. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more members of the Committee; provided, however, that such members must conduct business in accordance with the Compensation Committee Charter. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to retain special counsel, compensation consultants and other experts, as it deems appropriate, to carry out its functions and to approve the retention terms for any such counsel, consultants or experts. As permitted by the Compensation Committee Charter, the Compensation Committee retained Towers Perrin, Inc. (“Towers Perrin”) as its outside compensation consultant for fiscal 2009, to advise the Committee with respect to best practices and competitive trends in the area of executive compensation, as well as to provide guidance to the Committee in its evaluation of the compensation recommendations submitted by management. During fiscal 2009, the Compensation Committee determined the scope of work to be performed by Towers Perrin and the Committee has the sole authority to retain and terminate its outside compensation consultant. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s Charter, which is available on A. Schulman’s website at www.aschulman.com and in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 14. The Compensation Committee held seven meetings during the fiscal year ended August 31, 2009. The Board has determined that each of the members of the Compensation Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee or officer of A. Schulman. There are no interlocking relationships between A. Schulman and other entities that might affect the determination of the compensation of the Company’s executive officers.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are: (1) to identify individuals qualified to become Directors; (2) to recommend to the Board the candidates for election by stockholders or appointment by the Board to fill a vacancy; (3) to recommend to the Board the composition and chairs of Board committees; (4) to develop and recommend to the Board guidelines for effective corporate governance; and (5) to lead an annual review of the performance of the Board and each of its committees. The Nominating and Corporate Governance Committee consists of Messrs. Birney (Chair), Caporale, McManus and Reid. A more complete description of these and other

Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s Charter, which is available on A. Schulman’s website at www.aschulman.com.

In its role as the nominating body for the Board of Directors, the Nominating and Corporate Governance Committee reviews the credentials of potential Director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of Directors. In making its recommendations, the Nominating and Corporate Governance Committee considers a variety of factors, including whether the individuals have demonstrated achievements in business, education or public service. In addition, the Nominating and Corporate Governance Committee considers whether candidates for Director possess the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board. The Board of Directors Candidate Guidelines are attached as Exhibit A to the Corporate Governance Guidelines, a copy of which is available on A. Schulman’s website at www.aschulman.com. The Nominating and Corporate Governance Committee also considers whether candidates possess the highest ethical standards and a strong sense of professionalism, are prepared to serve the interests of all stockholders and are able to make themselves available to the Board of Directors in the fulfillment of their duties. For those Director candidates who are also employees of A. Schulman, the Nominating and Corporate Governance Committee considers members of the executive management of the Company who have or are in the position to have a broad base of information about A. Schulman and its business. The Nominating and Corporate Governance Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees and may do so again in the future.

The Nominating and Corporate Governance Committee will consider recommendations for nomination to stand for election as Director those persons who are recommended to it in writing by any stockholder in accordance with the procedures for Stockholders to Recommend Candidates for Directors (which are available on A. Schulman’s website at www.aschulman.com). Any stockholder wishing to recommend an individual to be considered by the Nominating and Corporate Governance Committee as a nominee for election as a Director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a Director. A. Schulman may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by Board members, executive officers or other sources.

The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended August 31, 2009. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Strategic Committee

In accordance with A. Schulman’s 2007 Standstill Agreement with the Barington Group, the Board of Directors created an ad hoc Special Committee during 2008, in order to explore strategic alternatives to maximize and improve stockholder value. Consistent with its mandate, the Special Committee held meetings throughout 2008 in order to review and evaluate the strategic options available to A. Schulman. As a result of the beneficial and productive results achieved by the Special Committee, the Board of Directors determined to create a Strategic Committee as a permanent standing committee of the Company’s Board of Directors. The primary functions of the Strategic Committee are to investigate and evaluate strategic alternatives available to A. Schulman and to work with management on long-range strategic planning and the identification of potential new business opportunities. A more complete description of these and other Strategic Committee functions is contained in the Strategic Committee Charter, which is available on A. Schulman’s website at www.aschulman.com. The Strategic Committee consists of Messrs. Curd (Chair), McManus, Meyer, Mitarotonda and Yasinsky. The Strategic Committee held 11 meetings during fiscal 2009.

Attendance at Meetings

The Board of Directors held 10 meetings during the year ended August 31, 2009. All Directors, including both incumbent Directors and Directors who served for only a portion of fiscal 2009, attended at least 75% of the aggregate of all meetings of the Board of Directors and any committees thereof on which such Director served during the year. In accordance with the Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a Director may not be able to attend a meeting). Directors are encouraged to attend the 2009 Annual Meeting. All of the members of the Board of Directors except for Dr. Irvin D. Reid, who was not yet a member of the Board, attended the 2008 Annual Meeting held on December 18, 2008.

Code of Conduct

The Board of Directors has adopted a Global Code of Conduct applicable to A. Schulman’s officers and employees and a Directors Code of Conduct, each of which is available on the Company’s website at www.aschulman.com. To further assure compliance, A. Schulman maintains a worldwide hotline that allows employees to report confidentially any suspected violation of its Global Code of Conduct. A. Schulman intends to satisfy the disclosure requirements regarding an amendment to or a waiver from a provision of its Global Code of Conduct that applies to the Company’s executive officers by posting such information on its website at www.aschulman.com.

Executive Sessions

Executive sessions of non-management Directors are regularly held at each meeting of the Board of Directors, including meetings during the fiscal year ended August 31, 2009.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o Corporate Secretary, 3550 West Market Street, Akron, Ohio 44333. In general, the Corporate Secretary will forward all such communications to the Chair of the Nominating and Corporate Governance Committee. The Committee Chair in turn determines whether the communication should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chair of a particular Board Committee, the Secretary forwards those communications directly to the Board member so addressed.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of October 19, 2009 (except as otherwise indicated by footnote) regarding the beneficial ownership of shares of Common Stock by each Director and nominee, by each Named Executive Officer, by all Directors and executive officers as a group, and by each person known to A. Schulman to own 5% or more of its Common Stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

	Total Beneficial	Percent of
Name	Ownership(1)(2)	Outstanding(3)

Directors, Executive Officers and Nominees
Joseph M. Gingo(4)	52,100	*
Paul F. DeSantis(5)	90,887	*
Jack B. Taylor	53,334	*
Bernard Rzepka	14,500	*
Walter Belderbos	7,000	*
David G. Birney(6)	9,500	*
Michael Caporale, Jr.	6,000	*
Howard R. Curd	10,500	*
Michael A. McManus, Jr.	5,000	*
Lee D. Meyer	2,500	*
James A. Mitarotonda(7)	805,860	3.1%
Ernest J. Novak, Jr.	14,700	*
Dr. Irvin D. Reid.	0
Stanley W. Silverman(8)	3,000	*
John B. Yasinsky(9)	15,500	*
All Directors and executive officers as a group (18 persons)	1,114,265	4.3%

5% Or Greater Stockholders
Dimensional Fund Advisors L.P.(10)	2,488,875	9.5%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
Barclays Global Investors, NA(11)	2,248,668	8.6%
Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG.

*	Less than 1%.

(1)	Includes the following number of shares that are not owned, but can be purchased within 60 days upon the exercise of options granted under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or the Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”): 60,000 by Mr. DeSantis; 12,000 by Mr. Rzepka; 8,334 by Mr. Taylor; 6,000 by Mr. Yasinsky; and 86,334 by all Directors and executive officers as a group.

(2)	Includes the following number of restricted shares of Common Stock awarded under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 25,434 by Mr. Gingo; 24,200 by Mr. DeSantis; 4,501 by each of Messrs. Birney, Mitarotonda, Novak and Yasinsky; 2,501 by each of Messrs. Curd and McManus; 1,667 by each of Messrs. Caporale, Meyer and Silverman; and 97,941 for all Directors and executive officers as a group. Directors and executive officers have the power to vote, but not dispose of, these restricted shares of Common Stock.

(3)	For all Directors and executive officers, the percentage of class is based upon the sum of 26,094,481 shares of Common Stock outstanding on October 19, 2009 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of October 19, 2009. For all entities that are listed as beneficial owners of 5% or more of the Common Stock, the percentage of class is based upon 26,094,481 shares of Common Stock outstanding on October 19, 2009.

(4)	Amount includes 12,500 shares held by the Linda L. Gingo Trust.

(5)	Mr. DeSantis owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(6)	Mr. Birney owns 2,500 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(7)	Includes 645,724 shares of Common Stock held directly by Barington Companies Equity Partners, L.P. (“Barington”) and 153,136 shares held directly by Barington Companies Offshore Fund, Ltd. (“Barington Fund”). Barington and Barington Fund each may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group, L.P. (“Barington Capital”), which is the majority member of Barington Companies Investors, LLC (“Barington Investors”) and Barington Offshore Advisors II, LLC (“Barington Offshore”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. Barington Offshore is the investment advisor of Barington Fund. Barington Offshore may be deemed to have sole power to vote and dispose of the shares owned by Barington Fund. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington and Barington Fund. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(8)	Mr. Silverman owns 500 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(9)	Mr. Yasinsky owns 2,000 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(10)	As reported in a Schedule 13G/A filed with the Commission on February 9, 2009, Dimensional Fund Advisors L.P. (“Dimensional”) is the beneficial owner of, has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, an aggregate of 2,488,875 shares of Common Stock. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the Common Stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares in its Schedule 13G/A. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(11)	As reported in a Schedule 13G filed with the Commission on February 6, 2009, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, beneficially own, in the aggregate, 2,248,668 shares of Common Stock. As disclosed in the Schedule 13G, Barclays Global Investors, NA beneficially owns 1,030,738 shares, Barclays Global Fund Advisors beneficially owns 1,200,112 shares and Barclays Global Investors, Ltd. beneficially owns 17,818 shares. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The principal business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH England. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The principal address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1. The principal address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220. The principal address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6 D-85774, Unterfohring, Germany.

Equity Compensation Plan Information

A. Schulman’s 2006 Incentive Plan authorizes the Company to issue Common Stock to its employees and non-employee Directors in exchange for consideration in the form of goods or services. The 2006 Incentive Plan currently authorizes A. Schulman to issue up to 3,472,686 shares of Common Stock to participants. Awards are also currently outstanding under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan and 2002 Equity Incentive Plan (collectively, with the 2006 Incentive Plan, the “Equity Plans”). Information, as of August 31, 2009, on outstanding awards under the Equity Plans, and information on awards available for grant under the 2006 Incentive Plan, are set forth in the table below:

(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under Equity
	Upon Exercise of	Exercise	Compensation Plans
	Outstanding	Price of Outstanding,	(Excluding Securities
	Options, Warrants	Options,	Reflected in Column
Plan Category	and Rights(1)	Warrants and Rights	(a))

Equity compensation plans approved by security holders	967,276 (2)	19.25 (3)	1,624,236
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	967,276	19.25	1,624,236

(1)	The outstanding options do not have dividend equivalent rights and are not transferable for value.

(2)	Amount includes 41,680 shares of performance-based restricted stock and 432,961 performance shares granted pursuant to the 2006 Incentive Plan, the vesting of which is contingent upon corporate performance, which shall be measure by evaluating the total shareholder returns of the Common Stock relative to a peer group during the applicable performance period.

(3)	The weighted average exercise price does not account for awards of performance-based restricted stock or performance shares, as described in footnote (2).

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Compensation Committee’s executive compensation philosophy, objectives and programs, and explains the basis on which fiscal year 2009 compensation determinations were made by the Compensation Committee with respect to A. Schulman’s Named Executive Officers. For purposes of this discussion, references to “we,” “our” and “us” refer to A. Schulman. For fiscal 2009, our Named Executive Officers were as follows:

Name	Title

Joseph M. Gingo	President, Chief Executive Officer and Chairman of the Board
Paul F. DeSantis	Vice President, Chief Financial Officer and Treasurer
Jack B. Taylor	General Manager and Chief Operating Officer — Asia
Bernard Rzepka	General Manager and Chief Operating Officer — Europe
Walter Belderbos	Chief Financial Officer — Europe and Asia

Compensation Committee Governance

The compensation program for our Named Executive Officers is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by the Board and meet the independence and other requirements of NASDAQ and other applicable laws and regulations. As described on page 8 of this Proxy Statement, the duties of the Compensation Committee include, among other things: (1) determining base salary levels and bonuses for our Named Executive Officers; (2) approving the design and award of all other elements of our executive compensation program; (3) evaluating the performance of our Named Executive Officers; (4) executive officer succession planning; and (5) addressing other matters related to executive compensation. The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chair of the Compensation Committee is responsible for the leadership of the Committee, presiding over Committee meetings, making Committee assignments, reporting the Committee’s actions to our Board of Directors from time to time and, with the assistance of management, setting the agenda for Committee meetings. The members of the Compensation Committee and the Committee’s specific functions are described in further detail on page 8 of this Proxy Statement and the Compensation Committee Charter is posted at www.aschulman.com.

Compensation Philosophy and Objectives

In determining the amount and composition of executive compensation, the Compensation Committee’s goal is to provide a pay for performance compensation package that will enable us to: (1) attract and retain talented executives; (2) reward outstanding individual and corporate performance; and (3) link the interests of our executive officers to the interests of our stockholders, with the ultimate goal of improving stockholder value. The Compensation Committee’s overall pay strategy is to provide a median market compensation opportunity for our Named Executive Officers at their targeted performance levels. The Compensation Committee attempts to align executive compensation with stockholders’ interests through the use of performance-based, at-risk compensation pay for a significant portion of each Named Executive Officer’s total compensation. Additionally, the Compensation Committee seeks to achieve executive retention through the use of a balance of pay mix and long-term equity vehicles. In order to emphasize pay that is dependent on performance and aligned with stockholder interests, we have adopted the following pay strategy:

•	Position base salaries between the 40th and 50th percentile of peer market levels;

•	Provide a median target annual incentive opportunity, with upside and downside leverage depending on actual corporate and personal performance; and

•	Position target long-term incentive opportunities between the 50th and 60th percentile of peer market levels in order to enhance alignment with stockholders.

In determining actual compensation levels for our Named Executive Officers, the Compensation Committee considers all elements of the compensation program in total and also evaluates whether the individual elements of our compensation program are reflective of current market practices and our stated compensation philosophy. The Compensation Committee believes that offering performance-based, market-comparable pay opportunities to our

Named Executive Officers, bearing in mind our relative size and performance, allows us to maintain a stable, successful management team.

The Compensation Committee has full discretion to adjust our compensation program, or any element thereof, at any time. It has been the practice of the Compensation Committee to discuss its compensation determinations with respect to the Chief Executive Officer with the full Board of Directors and to have the full Board (other than the Chief Executive Officer) approve such decisions. At times, however, the Board of Directors may adjust certain elements of our executive compensation program outside of the Compensation Committee’s recommendations.

In accordance with such discretion, in the latter half of 2009, the Compensation Committee, upon review and in consultation with its outside compensation consultant Towers Perrin, determined to modify its base salary and long-term incentive positioning policies for fiscal 2010. For fiscal 2010, the Compensation Committee has determined to adopt a median base salary and long-term incentive positioning policy, with the established goal of positioning both components at the 50th percentile of peer market levels. It is the opinion of the Compensation Committee that this adjustment to its prior compensation philosophy is appropriate based upon competitive market data and observable peer group practice.

Compensation Consultants

As permitted by the Compensation Committee Charter, the Compensation Committee retained Towers Perrin as its outside compensation consultant for fiscal 2009. The Compensation Committee engaged Towers Perrin to advise the Committee with respect to best practices and competitive trends in the area of executive compensation, as well as to provide guidance to the Compensation Committee in its evaluation of the compensation recommendations submitted by management in regards to the Named Executive Officers and other key personnel. During fiscal 2009, the Compensation Committee determined the scope of work to be performed by its outside consultant, and worked with Towers Perrin to establish A. Schulman’s fiscal 2009 compensation levels and objectives. Pursuant to the Compensation Committee Charter, the Compensation Committee has the sole authority to retain and terminate its outside compensation consultant. During fiscal 2009, Towers Perrin was engaged solely as a consultant to the Compensation Committee and did not provide consulting services directly to management.

Compensation Committee Delegation

Pursuant to the Compensation Committee Charter, the Committee may delegate its authority to subcommittees or to the Chair of the Compensation Committee when it deems such delegation appropriate and in our best interests. Additionally, pursuant to its charter, the Compensation Committee may delegate to the Chief Executive Officer, or other executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. During fiscal 2009, the Compensation Committee made no subcommittee delegations.

Setting Executive Compensation

At its first two regularly scheduled meetings of each fiscal year (typically in September and October), the Compensation Committee: (1) evaluates the performance of the Chief Executive Officer for the prior fiscal year; (2) reviews the Chief Executive Officer’s evaluation of the performance of the other Named Executive Officers for the prior fiscal year; (3) determines whether our Named Executive Officers will receive bonuses for the prior fiscal year based on the achievement of performance targets and their respective individual performance; and (4) establishes the components and levels of Named Executive Officer compensation (including the performance criteria for annual performance bonuses) for the current fiscal year. In the course of its deliberations, the Compensation Committee from time to time solicits the recommendations of our Chief Executive Officer and our other executive officers on various matters relating to executive compensation. However, the Compensation Committee makes all final determinations regarding the compensation program for the Named Executive Officers and, with respect to the Chief Executive Officer, seeks ratification of its decisions by the full Board of Directors.

Peer Group

To assist the Compensation Committee in making compensation decisions, Towers Perrin provided the Compensation Committee with competitive market data comparing our executive compensation practices to those of a specific group of comparison companies and compensation surveys. The peer group used for compensation comparison purposes was generally comprised of specialty chemical companies, including both similarly sized companies within our geographic footprint and other chemical and plastics manufacturers recognized as our broader competitors. The Compensation Committee reviews and approves the selection of companies used for compensation comparisons on an annual basis. In fiscal year 2009, the peer group consisted of the following 22 companies (the “2009 Peer Group”):

Albemarle Corporation	Hexcel Corporation	Solutia Inc.
Arch Chemicals, Inc.	Minerals Technologies Inc.	Stepan Company
Cabot Corporation	OM Group, Inc.	Tronox Incorporated
Chemtura Corporation	Omnova Solutions Inc.	Valhi, Inc.
Cytec Industries, Inc.	PolyOne Company	Valspar Corporation
Ferro Corporation	Rockwood Holdings, Inc.	W.R. Grace & Co.
H.B. Fuller Co.	RPM International Inc.
Hercules Incorporated	Spartech Corporation

In addition to the use of peer group data, the Compensation Committee reviewed compensation survey data in order to ensure that our executive compensation program, as a whole, is competitive. For fiscal 2009, the compensation survey data consisted of U.S.-based manufacturing companies of a comparable size to our business. For fiscal 2009, the Compensation Committee’s general approach was to target executive officer pay opportunities at the median of the 2009 Peer Group and the compensation survey data.

Components of Executive Compensation

The key components of our executive compensation program, each of which is addressed separately below, are:

•	base salary;

•	annual bonuses;

•	long-term incentives; and

•	retirement and other benefits.

In determining an executive officer’s total compensation package, the Compensation Committee considers each of these key components and attempts to establish an appropriate balance between cash and non-cash compensation, and between short-term and long-term compensation. In addition, the Compensation Committee annually reviews the total compensation opportunity for our executive officers. The Compensation Committee attempts to position each executive’s total compensation opportunity near our peer market median in order to provide each executive officer with a competitive compensation opportunity and properly focus them on our long-term success. Each year, the Compensation Committee requests that its compensation consultant compare the total direct compensation (i.e., base salary + annual bonus target + estimated value of our long-term incentive grants) of our executive officers to the total compensation opportunities provided by our peer group, in order to help the Committee evaluate compensation determinations for the upcoming fiscal year. It is the opinion of the Compensation Committee that it is important to evaluate our executive compensation program vis-à-vis our peers in order to determine potential modifications based upon our compensation philosophy.

Base Salaries

Base salaries are intended to reward executive officers based upon their roles with A. Schulman and for their performance in those roles. The Compensation Committee reviews and approves each Named Executive Officer’s base salary annually. Base salaries for executive officers initially are determined by evaluating the officers’ respective levels of responsibility, prior experience and breadth of knowledge, and by taking into consideration internal equity issues and external pay practices. Determinations of base salary adjustments are driven primarily by competitive positioning and profitability, with the stated goal of maintaining executive officer salaries between the 40th and 50th percentile of market levels. For fiscal 2009, the base salary for each of our Named Executive Officers is provided in the Salary column of the Summary Compensation Table located on page 26.

In fiscal 2009, the Compensation Committee continued to implement its base salary positioning philosophy, attempting to position executive officer base salaries between the 40th and 50th percentile of our peer market, while simultaneously managing base salaries that exceed the peer market median back to our stated compensation range. Base salary increases granted in fiscal 2009 were either: (1) required pursuant to applicable law; or (2) were warranted based upon outstanding personal performance. In targeting our base salary range at the 40th — 50th percentile, the Compensation Committee believes that we are able to properly motivate our executive officers and fulfill our goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy and that a majority of our executive compensation structure should be comprised of at-risk components.

Annual Bonuses

Our annual bonus program promotes our pay-for-performance philosophy by providing our Named Executive Officers with direct financial incentives in the form of annual cash bonuses based on our financial performance. Annual bonus opportunities allow us to communicate specific goals that are of primary importance during the coming year and to motivate executive officers to achieve these goals. The annual bonus program is designed to reward our Named Executive Officers for the achievement of specified corporate performance targets that the Compensation Committee believes align the interests of our Named Executive Officers with the interests of our stockholders. The Compensation Committee seeks to provide each Named Executive Officer with a median annual bonus opportunity, as compared to our peers.

2009 Bonus Program Modifications

In order to further align our annual bonus program with stockholder interests and peer group practice, the Compensation Committee, in consultation with Towers Perrin, implemented substantial revisions to our annual bonus program in fiscal 2009, which the Compensation Committee believes are more reflective of current market practices and our short- and long-term priorities. Specifically, during fiscal 2009, the Compensation Committee modified our annual bonus program as follows:

•	Performance Criteria — During fiscal 2009, our bonus program was modified to be based entirely on the achievement of corporate performance metrics rather than a mix of corporate and individual performance objectives. Historically, our annual bonus program was comprised of a mix of corporate and personal performance objectives, with each executive’s annual bonus opportunity evenly split between corporate and personal performance goals, subject to certain exceptions. However, upon review and after consultation with Towers Perrin, the Compensation Committee determined that for fiscal 2009 the annual bonus program for our executive officers would be based entirely upon the achievement of pre-established worldwide corporate and segment performance metrics, with only upward or downward adjustment based upon individual performance. The Compensation Committee believes that by reducing the emphasis of individual performance within our annual bonus program, there is enhanced alignment between the short-term goals of our executive officers and the value maximization goals of our stockholders. Nevertheless, in order to ensure the individual accountability of our executive officers, the Chief Executive Officer has the authority to adjust individual award payments up to 20% more than the calculated award amount and down to 0% of such award amount, provided that the aggregate amount of all bonus payments (i.e., the bonus pool) is neither increased nor decreased.

•	Performance Metrics — For fiscal 2009, the Compensation Committee modified the corporate performance metrics upon which each executive officer’s annual bonus would be determined. During fiscal 2008, the Compensation Committee established that the corporate performance portion of each executive’s annual bonus would be contingent upon the achievement of certain performance goals relating to Net Income/Operating Profit, Cash Flows from Operations and Return on Invested Capital. For fiscal 2009, however, the Compensation Committee determined to restructure the corporate performance metrics and established that 2009 bonus awards would be dependent upon the achievement of goals relating to Net Income, Operating Income and Days Working Capital, excluding certain unusual, one-time in nature items. Through the modification of the performance metrics used to evaluate corporate performance, it is the belief of the Compensation Committee that our annual bonus program is more reflective of our near-term priorities of improving operating profitability and increasing corporate efficiency.

•	Maximum Annual Bonus Leverage — Finally, for fiscal 2009, the Compensation Committee determined to increase the maximum total annual bonus opportunity for each executive officer from a maximum leverage of 150% of target to a maximum leverage of 200% of target. In undertaking this action, the Compensation Committee believes that our annual bonus program is more in line with current market practices and that our annual bonus program’s motivation value is increased.

2009 Bonus Targets

In October 2008, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) for each of the Named Executive Officers and established that each executive’s total bonus opportunity would be based upon the achievement of certain performance metrics. For fiscal 2009, the Board of Directors established the following target bonus opportunities for each Named Executive Officer:

2009 Target Bonus Opportunity
Named Executives Officer	(as a % of base salary)

Joseph M. Gingo	100%
Paul F. DeSantis	55%
Jack B. Taylor	50%
Bernard Rzepka	50%
Walter Belderbos	40%

In conjunction with establishing the target bonus opportunity for each Named Executive Officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, enhanced stretch and maximum performance goal levels. In selecting performance metrics for 2009, the Compensation Committee sought to establish corporate performance metrics that focused the Named Executive Officers on the key drivers of stockholder value and emphasized both our short- and long-term financial and strategic goals. In light of such objectives, the Compensation Committee established the following corporate performance metrics for 2009: (1) Net Income; (2) Operating Income; and (3) Days of Working Capital, excluding certain unusual, one-time in nature items. For Messrs. Gingo and DeSantis, the Compensation Committee determined that their respective annual bonus opportunities would be measured by our consolidated worldwide operations, with each performance metric receiving an equal one-third weighting. For Mr. Taylor, the Compensation Committee determined that his respective annual bonus opportunity would be based upon the performance of the Company’s consolidated worldwide operations and its Asian segment, with the following metric weighting: (1) Asian Operating Income — 49.5%; (2) Asian Days of Working Capital — 25.5%; (3) consolidated worldwide Net Income — 8.3%; (4) consolidated worldwide Operating Income — 8.3%; and (5) consolidated worldwide Days of Working Capital — 8.4%. For Messrs. Rzpeka and Belderbos, the Compensation Committee established that each executive’s annual bonus opportunity would be based upon the performance of the Company’s consolidated worldwide operations and its European segment, with the following metric weighting: (1) European Operating Income — 49.5%; (2) European Days of Working Capital — 25.5%; (3) consolidated worldwide Net Income — 8.3%; (4) consolidated worldwide Operating Income — 8.3%; and (5) consolidated worldwide Days of Working Capital — 8.4%. For all directly reporting executive officers, Mr. Gingo retained authority to adjust award payouts, based upon individual performance, up to 20% more than the calculated award amount or down to 0% of such award amount. Potential bonus awards, measured by reference to threshold, target and maximum percentages of salary for each Named Executive Officer are disclosed in the Grants Of Plan-Based Awards table located on page 27.

2009 Corporate Performance

For fiscal 2009, we utilized our budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a “stretch bonus,” of 125% of the targeted award. For 2009, the Compensation Committee determined that merely maintaining the 2008 level of performance would not have merited bonus compensation. As a result, the threshold performance level required for any bonus was set at 74% of the budget (which threshold level still exceeded 2008 performance) and the target was determined to be the midpoint between the threshold and the budget. The maximum bonus level was set at 139% of the budget. The Compensation Committee believes that its targets are challenging but achievable with successful management performance.

2009 Performance Goals — Consolidated Worldwide (In Millions of U.S. Dollars)

Performance Target	Threshold	Target	Maximum	Actual	Payout

Net Income	$39.1	$46.1	$74.0	$16.5	0%
Operating Income	$58.9	$59.4	$111.3	$20.6	0%
Days of Working Capital	72	66	54	60	150%

2009 Performance Goals — Asia Business Segment (In Millions of U.S. Dollars)

Performance Target	Threshold	Target	Maximum	Actual	Payout

Operating Income	$1.5	$1.9	$3.0	$1.7	50%
Days of Working Capital	86	79	65	63	200%

2009 Performance Goals — European Business Segment (In Millions of U.S. Dollars(1))

Performance Target	Threshold	Target	Maximum	Actual	Payout

Operating Income	$65.9	$77.7	$124.7	$50.7	0%
Days of Working Capital	72	66	54	61	125%

(1)	Amounts translated from Euros to U.S. Dollars using a 12-month weighted average of 1.3609.

Based upon our 2009 consolidated worldwide, Asian and European performance, Messrs. Gingo and DeSantis each received 51% of their total target bonus opportunity, while Mr. Taylor received 113% and Messrs. Rzepka and Belderbos each received 60%. The annual bonus payments made to our Named Executive Officers for fiscal year 2009 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation Column located on page 26.

Long-Term Incentives

As part of our executive compensation program, the Compensation Committee has historically made annual grants of long-term stock-based incentive awards to our Named Executive Officers (and other members of management), including grants of restricted stock, restricted stock units and performance shares. Long-term incentives are used by the Compensation Committee to: (1) balance the short-term focus of base salaries and the annual bonus program by tying equity-based rewards to performance achieved over multi-year periods; (2) ensure that each Named Executive Officer’s total compensation package includes an additional at-risk component of pay; (3) align compensation incentives with stockholder interests; and (4) provide our Named Executive Officers with long-term retention incentives. When making our annual equity-based awards to our Named Executive Officers, the Compensation Committee considers, but does not exclusively rely on any one of, the following: (i) our financial performance in the prior fiscal year; (ii) historical award data; (iii) compensation practices at peer group companies; and (iv) each Named Executive Officer’s respective individual performance, prior experience and levels of responsibility with, and contributions to, A. Schulman.

2009 Long-Term Incentive Program Modifications

During fiscal 2009, the Compensation Committee determined to restructure certain aspects of its prior long-term incentive program policies in order to place greater emphasis on overall performance by making a larger portion of each executive’s long-term incentive compensation subject to performance vesting criteria, as well as to take advantage of current taxation policies in the countries in which we operate. Specifically, during fiscal 2009, the Compensation Committee implemented the following modifications to our long-term incentive program:

•	The ratio of performance-based incentive awards to service-based incentive awards was modified from 50/50 to 65/35;

•	Performance-based awards were restructured to provide for vesting on a straight-line, interpolated basis, as compared to the cliff-vesting parameters of prior performance-based awards; and

•	Long-term incentive awards to our European Named Executive Officers were modified from our historic practice of granting time- and performance-based restricted stock units to awards of time- and performance-based cash awards.

Through consultation with Towers Perrin, the Compensation Committee believes that the modifications introduced in fiscal 2009 recalibrate our long-term incentive program to further emphasize corporate performance and are more reflective of current market practices. In addition, the Compensation Committee believes that its revised long-term incentive program provides our executive officers a meaningful opportunity to participate in the long-term performance of A. Schulman, while also taking advantage of the tax structures in place in the countries in which we conduct business.

Restricted Stock

On January 16, 2009, the Compensation Committee awarded shares of restricted stock to certain of our North American executives. Of the Named Executive Officers, Messrs. Gingo and DeSantis received awards of 22,600 and 6,200 shares of restricted stock, respectively, pursuant to the 2006 Incentive Plan. With respect to the restricted stock awarded to Messrs. Gingo and DeSantis, such shares vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. During the restriction period, Messrs. Gingo and DeSantis may exercise full voting rights associated with their shares of restricted stock. In addition, during the restriction period, we will hold all dividends paid with respect to such shares of restricted stock until the restrictions on the underlying restricted stock have lapsed.

Restricted Stock Units

Pursuant to the terms of his employment agreement, the Compensation Committee awarded Mr. Gingo an award of 60,060 performance-based restricted stock units (30,030 with dividend rights) on January 16, 2009. Generally, under the 2006 Incentive Plan, restricted stock units are settled in cash in an amount equal to the fair market value of a share of our Common Stock on the applicable vesting date, multiplied by the number of restricted stock units to be settled. During the restriction period, holders of restricted stock units have no voting rights with respect to the shares of Common Stock underlying the restricted units. For those restricted stock units conferring dividend rights, we hold all dividends paid on the underlying shares of Common Stock and award such dividends with the cash settlement of underlying shares upon vesting.

In regards to the performance-based restricted stock units issued to Mr. Gingo, the vesting of such awards was made contingent upon our achievement of the performance criteria set forth in the 2009 Bonus Plan during fiscal 2009. With respect to each performance metric, the number of restricted stock units that could vest equaled: (1) 33.33% of the total units, multiplied by (2) the indicated percentage at the threshold, target, stretch, enhanced stretch and maximum performance levels set forth in the 2009 Bonus Plan; provided, however, that if a performance metric was not achieved or was achieved at a performance level that was less than threshold, all restricted stock units with respect to that performance metric would be forfeited. Based upon A. Schulman’s consolidated worldwide performance in fiscal 2009, Mr. Gingo received the settlement of 30,030 units, which occurred on October 26, 2009 at a price of $18.47. All performance-based restricted stock units awarded to Mr. Gingo that did not vest were forfeited.

Performance Shares

In connection with the grant of restricted stock to certain of our North American executives, the Compensation Committee also awarded performance shares to Messrs. Gingo and DeSantis, pursuant to the 2006 Incentive Plan, in the following amounts: Mr. Gingo — 86,600 shares (43,300 with dividend rights); and Mr. DeSantis — 23,800 shares (11,900 with dividend rights). Under the 2006 Incentive Plan, performance shares give the recipient the right to receive a specified number of shares of our Common Stock only if certain terms and conditions are met. Specifically, performance shares awarded to Messrs. Gingo and DeSantis may vest on January 16, 2012 based upon the following performance criteria: (1) the performance of the Common Stock relative to a group of peer companies in the S&P Special Chemicals Index, as measured by total shareholder returns from January 16, 2009 to January 16, 2012 (the “Performance Period”); and (2) whether our total shareholder returns during the Performance Period are positive or negative. All performance shares that do not vest on January 16, 2012 will be forfeited. In regards to dividend rights, we utilize two types of performance shares: (1) shares that provide the award recipient with dividend rights during the Performance Period; and (2) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, we hold all dividends paid on the underlying shares of Common Stock and award such dividends with the underlying shares upon vesting, subject to the same risk of forfeiture.

Time- and Performance-Based Cash Awards

It has generally been the policy of the Compensation Committee to grant our European Named Executive Officers awards of time- and performance-based restricted stock units, as compared to restricted stock and performance shares, based upon certain tax treatment considerations. However, in fiscal 2009, the Compensation Committee determined to change its grants of time- and performance-based restricted stock units to time- and performance-based cash awards in order to take advantage of additional tax structure advantages in the European nations in which we conduct business operations. Consequently, in conjunction with our grant of restricted stock and performance shares to certain of our North American executives, the Compensation Committee awarded both time- and performance-based cash awards to certain of our foreign executives, including Messrs. Rzepka and Belderbos. In regards to time-based cash awards, the Compensation Committee issued awards of $106,725 and $47,766 to Messrs. Rzepka and Belderbos, respectively. Similar to awards of restricted stock, time-based cash awards vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. In addition to the time-based cash awards, the Compensation Committee also approved the issuance of performance-based cash awards to Messrs. Rzepka and Belderbos, the amounts of which are set forth in the Grants of Plan-Based Awards table located on page 27 of this Proxy Statement. In regards to Messrs. Rzepka and Belderbos, the vesting of all performance-based cash awards is contingent upon the same vesting criteria as the performance shares issued to our North American executives.

Timing of Grants

The Compensation Committee generally determines equity grants at a meeting that immediately precedes our release of earnings results during the second quarter of each fiscal year. Since the information in these earnings releases has not yet been incorporated into the market price of our Common Stock, the Compensation Committee has historically set the grant date as of the fifth business day after the release of the earnings information. While this introduces some level of variability in our cost incurred in making awards and the value of the awards to our Named Executive Officers, the Compensation Committee believes that this practice helps to ensure that information in its possession when determining award grants is reflected in the grant date stock price. For future grants, the Compensation Committee will continue to adhere to its current policy of scheduling award grants at least five business days after the release of earnings information.

Retirement and Other Benefits

The retirement and benefits program component of our executive compensation program includes: (1) payment of certain perquisites and other personal benefits; (2) participation in a qualified retirement plan; and (3) participation in a non-qualified retirement plan. We also maintain other post-retirement benefit plans, such as a 401(k) plan, health care plans and life insurance benefits, that are available to certain of our U.S. employees, including certain of our Named Executive Officers, on a non-discriminatory basis. The objectives of our retirement and benefits programs are: (i) to provide the Named Executive Officers with reasonable and competitive levels of protection against contingencies, including retirement, death and disability, which could interrupt their employment and income received from us; and (ii) reward the Named Executive Officers for continued service with us.

Periodically, the Compensation Committee reviews how each element of our retirement and benefits program functions to achieve the Compensation Committee’s goals. At the discretion of the Compensation Committee, these programs may be modified, supplemented or removed. In general, the Compensation Committee looks at competitive market practices and the costs of each of these programs, and weighs those cost against the stated objectives for maintaining retirement and other benefits. The components of the fiscal year 2009 retirement and benefits program for the Named Executive Officers are discussed individually below.

Perquisites and Personal Benefits

During the course of fiscal 2008, we eliminated most perquisites and personal benefits that previously had been extended to our North American Named Executive Officers. Consequently, during fiscal 2009, the only personal benefit that was provided to our North American Named Executive Officers was a mandatory physical examination to help ensure the health and welfare of our key personnel. In regards to our Asian and European Named Executive Officers, we continued to provide such executives with certain perquisites and personal benefits, which we believe are consistent with the compensation practices in the markets in which they serve. Specifically, in fiscal 2009, we continued to provide our Asian European Named Executive Officers with the payment of certain automobile, fuel and insurance costs as well as certain insurance and communication-related expenses.

Qualified Retirement Plan

We have a qualified retirement plan for certain of our North American executives (the “Retirement Plan”) pursuant to which the Board of Directors, in its discretion, may authorize the payment of contributions to our Retirement Plan Trust to be allocated among participants. The maximum annual amount that may be allocated to a participant under the Retirement Plan generally is limited to the lesser of: (1) $40,000; or (2) 100% of the participant’s compensation. Participation in the Retirement Plan is available to all of our U.S. salaried and non-represented employees (and participating subsidiaries) who are employed as of the last day of the Retirement Plan year. Benefits under the Retirement Plan vest in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. The assets of the Retirement Plan Trust are invested and each participant’s account reflects the aggregate investment performance of the Trust assets. During fiscal 2009, we reduced by 3% amounts allocated to participants in the Retirement Plan and reallocated such amount in the form of a 3% safe harbor contribution to participants in the Company’s 401(k) plan. The amounts contributed by us to the Retirement Plan accounts for our North American Named Executive Officers for the fiscal 2009 year are reported in the Summary Compensation Table located on page 26.

Non-Qualified Retirement Plan

We also maintain a non-qualified retirement plan for certain of our North American executives (the “Non-Qualified Plan”) pursuant to which the Compensation Committee may accrue certain amounts for the benefit of plan participants in order to provide such participants with benefits not available to them under the Retirement Plan, due to certain tax-law driven compensation limitations. Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. In addition, upon a Change-in-Control (as defined in the Non-Qualified Plan), participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable. Moreover, if a participant’s employment is terminated for any reason within two years of the occurrence of a Change-in-Control, payment of such participant’s vested account balance shall be made in a lump sum payment within five days of such termination. Amounts accrued by us under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the Retirement Plan. The amounts accrued (excluding the assumed investment based performance earnings thereon) by us pursuant to the Non-Qualified Plan for the benefit of our North American Named Executive Officers for fiscal year 2009 are disclosed in the Summary Compensation Table located on page 26. This plan was originated and maintained in order to provide benefits to North American executives who are not able to fully participate in the Retirement Plan. The Compensation Committee believes that maintaining this plan keeps our retirement package competitive.

European Retirement Plans

We maintain defined benefit plans for certain of our foreign employees. Messrs. Taylor, Rzepka and Belderbos each participate in these defined benefit plans on the same non-discriminatory basis as other foreign employees who are participants. Additional information for these plans can be found in the Pension Benefits table located on page 33 and the accompanying narrative description.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (the “SERP”), which the Compensation Committee administers, provides retirement benefits to two of our former executive officers who were previously named as participants by resolution of the Board of Directors. The SERP was originally adopted in 2004 after a change in tax laws reduced the benefits that we otherwise would have provided to certain of our former executive officers. No current executive officers are active participants in the SERP and it is the current opinion of the Compensation Committee that no new SERP participants will be named.

Employment Agreements and Change-In-Control Arrangements

The Compensation Committee carefully considers the use and conditions of our employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often necessary to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment with us. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control. The Compensation Committee believes that our current employment agreements serve to protect stockholder interests by assuring that we will have the continued dedication, undivided loyalty and objective advice from key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change-in-control. All of our employment agreements, however, only provide payments to an employee if his or her employment is terminated as a result of (or within a specified period after) a change-in-control, (i.e., a double trigger). The Compensation Committee does not believe that employees should receive additional compensation merely as a result of a change-in-control and believes that our employment agreements provide our executive officers with adequate protection to ensure that change-in-control offers will be evaluated in the best interest of the stockholders without fear that a transaction could cost his or her job without compensation. The Compensation Committee recognizes, however, that these employment agreements may tend to discourage a takeover attempt as a change-in-control could trigger increased compensation expense.

During fiscal 2009, the Compensation Committee reviewed the change-in-control elements of its outstanding employment agreements and determined to amend the employment agreements of Messrs. Gingo and DeSantis in order to re-calibrate the change-in-control elements applicable to each executive. In regards to Mr. Gingo, A. Schulman and Mr. Gingo agreed to expand the non-competition/non-solicitation provisions within his employment agreement for a period of one year under all possible termination scenarios. As part of this non-competition/non-solicitation expansion, certain amounts previously payable to Mr. Gingo under certain termination scenarios were re-allocated as consideration for his expanded non-competition/non-solicitation obligations, which have the ultimate effect of decreasing the negative tax impact of the change-in-control provision located in Mr. Gingo’s employment agreement. In regards to Mr. DeSantis, A. Schulman and Mr. DeSantis also agreed to expand the non-competition/non-solicitation protection provisions within his employment agreement for a period of one year under all possible termination scenarios and certain amounts previously payable to Mr. DeSantis under certain termination scenarios were re-allocated as consideration for his expanded non-competition/non-solicitation obligations. Furthermore, we also determined to provide Mr. DeSantis with a partial excise tax gross-up payment upon termination. Specifically, in the event that any payment, benefit or right to be paid or distributed to Mr. DeSantis, in connection with a change-in-control or termination, is subject to an excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). A. Schulman shall provide Mr. DeSantis with an excise tax gross-up payment equal to the amount of such excise tax imposed. We agreed to provide Mr. DeSantis with this partial tax gross-up benefit as compensation for the shortening of the contractual term provided under his employment agreement from three years to one, and for the expanded non-competition/non-solicitation obligations. Additionally, in extending partial tax-gross up benefits to Mr. DeSantis, we sought to align the tax benefits provided to Mr. DeSantis with those provided to Mr. Gingo.

In addition to the use of employment agreements, the Compensation Committee has authorized the use of separate change-in-control agreements with certain key executive personnel, who currently do not have employment agreements with us. While the Compensation Committee believes that it is in our best interest to retain most of our employees on an “at will” basis, the Committee also recognizes that we will not be able to retain key personnel without providing certain protections in the event of a change-in-control. Like the change-in-control provisions utilized in our employment agreements, all of our separate change-in-control agreements provide payments to covered employees only if his or her employment is terminated as a result of (or within a specified period after) a change-in-control. The Compensation Committee believes that such agreements help to mitigate the fear of job loss associated with potential change-in-control transactions and allow our key executive personnel to evaluate such offers in an appropriate fashion.

Under the terms of our 2006 Incentive Plan, unless specified otherwise in the associated award agreement or in a separate employment or change-in-control agreement: (1) all of a participant’s awards will be fully vested and exercisable upon a Business Combination or Change-in-Control (as such terms are defined in the 2006 Incentive Plan); and (2) all performance objectives will be deemed to have been met as of the date of the Business Combination or Change-in-Control. Except with respect to Messrs. Gingo and DeSantis (for whom we will provide a partial gross-up), if we conclude that any payment or benefit due to a Named Executive Officer would be subject to the excise tax imposed by Section 4999 of the Code, then we will consider: (i) the feasibility of offering substitute awards that would not constitute “parachute payments” under Section 280G of the Code and that would not generate penalties under Section 409A of the Code; and (ii) to the extent that a substitution is not feasible or that the payments and benefits due to the participant still would be subject to the excise tax imposed by Section 4999 of the Code, we will reduce the payments and benefits due to a participant to the greatest amount that would not generate an excise tax under Section 409A of the Code.

Pursuant to the terms of our 2002 Equity Incentive Plan, upon the occurrence of a Change-in-Control (as such term is defined in the 2002 Equity Incentive Plan), unless we determine otherwise in a participant’s award agreement: (1) all stock options shall become immediately vested and exercisable; (2) any restrictions imposed on restricted stock or restricted stock units shall lapse; (3) the vesting of all awards denominated in shares of Common Stock shall be accelerated and be paid out within 30 days following the Change-in-Control; (4) awards denominated in cash shall be paid to participants in cash within 30 days following the Change-in-Control; and (5) all awards shall become non-cancelable (i.e., such awards cannot be cancelled without the participant receiving appropriate compensation as determined by the Compensation Committee).

Tax and Accounting Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of the different compensation vehicles that are employed and the Compensation Committee seeks to structure executive compensation in a tax efficient manner.

Deductibility of Executive Compensation

Section 162(m) of the Code prohibits us from taking a federal income tax deduction for compensation paid in excess of $1.0 million in any taxable year to our Named Executive Officers, unless certain conditions are met. Exceptions are made for qualified performance-based compensation, among other things. As part of its role, the Compensation Committee annually considers the deductibility of executive compensation under Section 162(m) in structuring our executive compensation program. The Compensation Committee believes, however, that compensation and benefit decisions should be primarily driven by the needs of our business, rather than by tax considerations. Accordingly, the Compensation Committee may choose to award compensation that does not meet the requirements of Section 162(m) where, in its judgment, such payments are necessary to achieve its compensation philosophy and objectives. Because our U.S. operations are not currently profitable, the inability to deduct compensation in excess of $1.0 million does not have any effect on our current year earnings.

Nonqualified Deferred Compensation

Section 409A of the Code, which took effect on January 1, 2005, imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements that we maintain. On April 10, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) issued final regulations relating to the treatment of nonqualified deferred compensation plans under Section 409A. During fiscal 2009, we amended many of our compensation plans to comply with Section 409A of the Code.

Statement of Financial Accounting Standards No. 123(R)

When determining amounts of long-term incentive grants to the Named Executive Officers and other employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123(R), Share-Based Payment (“SFAS 123(R)”), grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge.

Stock Ownership Guidelines

In 2006, the Compensation Committee adopted stock ownership guidelines for our executive officers. These guidelines require that, within a five year period from the date of its adoption or, if later, the date a person becomes an executive officer, the Chief Executive Officer will maintain share ownership in value equal to approximately five times his base salary, while all other executive officers are expected to hold shares in value equal to approximately three times their base salary. As has been stated previously, the Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our executive officers and our stockholders. Such efforts could be undermined in the event that executive officers sold all or a large part of their awards at vesting. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers as required to be reported in a proxy statement.

Compensation of Directors

The Compensation Committee is also responsible for determining compensation for our non-employee Directors. Generally, the Compensation Committee structures Director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise and, in part, to provide Directors with compensation that is tied to the performance of our Common Stock. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current Director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position Director compensation at a median market level. During fiscal 2009, upon consultation and review with Towers Perrin, the Compensation Committee determined to leave its Director compensation levels unchanged. Director compensation levels are reflected in the Director Compensation table located on page 41. During fiscal 2009, each non-employee Director was awarded 2,500 director restricted stock units with a grant date fair value of $34,025 per Director. These restricted stock unit awards are fully vested as of the grant date and shall be settled in shares of Common Stock on a 1-to-1 basis, no later than 60 days after the third anniversary of the award grant date. The Compensation Committee has adopted guidelines requiring each Director to maintain share ownership in value equal to approximately five times his or her base retainer on and after the fifth year of service on the Board of Directors. In reviewing each Director’s share ownership, the Compensation Committee considers the beneficial ownership of each Director as required to be reported in a proxy statement. Mr. Gingo, who is currently the only employee Director, does not receive additional compensation for service on our Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation Committee

John B. Yasinsky (Chair)
David G. Birney
James A. Mitarotonda
Ernest J. Novak, Jr.
Stanley W. Silverman

COMPENSATION TABLES

Summary Compensation Table

The table below provides information regarding the compensation of A. Schulman’s: (1) Chief Executive Officer; (2) Chief Financial Officer; and (3) three other most highly compensated executive officers as of August 31, 2009.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
								Change in
								Pension
								Value and
								Nonqualified
								Deferred
					Stock	Option	Non-Equity	Compensation	All Other
					Awards	Awards	Incentive Plan	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)(1)	($)(2)	Compensation ($)(3)	($)(4)	($)		Total ($)

Joseph M. Gingo	2009	$768,600	$250,000	(5)	$1,476,310	$—	$395,719	$—	$75,393	(6)	$2,966,022
President, Chief Executive Officer and Chairman of the Board	2008	$480,000	$490,000		$690,766	$—	$589,260	$—	$45,596		$2,295,622
Paul F. DeSantis	2009	$348,223	$—		$331,307	$62,917	$98,310	$—	$49,251	(7)	$890,008
Chief Financial Officer,	2008	$319,292	$—		$243,959	$158,984	$181,138	$—	$50,366		$953,739
Vice President and Treasurer	2007	$295,833	$—		$71,069	$158,812	$86,250	$—	$51,621		$663,585
Jack B. Taylor(8)	2009	$552,971	$—		$(20,969)	$—	$278,810	$286,078	$50,567	(9)	$1,147,457
General Manager and Chief Operating Officer — Asia	2008	$545,381	$—		$304,235	$—	$293,143	$1,308	$62,559		$1,206,626
Bernard Rzepka(10)	2009	$452,857	$—		$70,958	$—	$234,812	$320,644	$25,211	(11)	$1,104,482
General Manager and Chief Operating Officer — Europe	2008	$440,028	$—		$219,208	$—	$246,509	$26,292	$11,469		$943,506
Walter Belderbos(10)	2009	$368,182	$—		$53,045	$—	$131,711	$130,751	$121,307	(12)	$804,996
Chief Financial Officer — Europe and Asia	2008	$392,924	$—		$217,389	$—	$166,881	$66,766	$73,009		$916,969

(1)	Stock Awards include A. Schulman’s expense recorded for fiscal 2009, 2008 and 2007 for restricted stock awards, performance shares and restricted stock units. All restricted stock units reflected are settled in cash at the end of the vesting period based on the closing price of the Common Stock on the vesting date. A. Schulman recorded restricted stock unit expense through a mark-to-market adjustment of the units vested to date based on the closing price of the Common Stock at the end of each corresponding fiscal year. In addition, expense is recorded for dividend equivalents on those units carrying dividend rights. The expense for restricted stock awards is based on either the market value on the date of grant or a fair value of the award based on the terms of the award. The various awards are explained further in the Grants of Plan-Based Awards table located on page 27 and the Outstanding Equity Awards at Fiscal Year-End table located on page 30.

(2)	This column represents the amount recognized for financial statement reporting purposes for fiscal 2009, 2008 and 2007 for outstanding option awards in accordance with SFAS 123R, excluding estimated forfeitures. No option awards were granted during fiscal 2009, 2008 and 2007.

(3)	The amounts for 2009 in this column represent compensation awarded based on performance during fiscal 2009 under the A. Schulman’s annual bonus plan as well as compensation awarded to certain foreign employees for time and performance-based cash awards. The amounts for 2008 in this column represent compensation awarded based on performance during fiscal 2008 under A. Schulman’s annual bonus plan. The amounts for 2007 in this column represent compensation awarded based on performance during fiscal 2007 under A. Schulman’s annual bonus plan.

(4)	Amounts reflect changes in the respective pension values for Messrs. Taylor, Rzepka and Belderbos. As further described in the Pension Benefits table located on page 33, as well as under the caption European Pension Plans located on page 33, Messrs. Taylor, Rzepka and Belderbos each participate in pension plans that are generally available to employees within the country of the applicable plan.

(5)	Pursuant to the terms of his employment agreement with A. Schulman, Mr. Gingo received a cash bonus of $250,000 on January 1, 2009, one year following the commencement of his employment.

(6)	For Mr. Gingo, amounts include $17,286 in contributions to the Retirement Plan and $40,930 in contribution to the Non-Qualified Plan. Other amounts include a mandatory safe harbor contribution made by A. Schulman into Mr. Gingo’s 401(k) plan, a mandatory physical examination and dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2009.

(7)	For Mr. DeSantis, amounts include $18,004 in contributions to the Retirement Plan and $16,111 in contributions to the Non-Qualified Plan. Other amounts include a mandatory safe harbor contribution made by A. Schulman into Mr. DeSantis’ 401(k) plan, a mandatory physical examination and dividends paid on restricted stock awards for which the restrictions lapsed in fiscal 2009.

(8)	The Salary and Non-equity Incentive Plan Compensation data for Mr. Taylor was translated from the Euro to U.S. dollars using a 12-month average rate of 1.3609. The Change in Pension Value, Nonqualified Deferred Compensation Earnings and All Other Compensation data was translated from British Pounds to U.S. dollars using a 12-month average rate of 1.582. No foreign currency translation was necessary for Stock Award data.

(9)	For Mr. Taylor, amounts include $39,800 related to life insurance premiums.

(10)	The Summary Compensation Table data, excluding Stock Awards, for Messrs. Rzepka and Belderbos was translated to U.S. dollars from the Euro using a 12-month average rate of 1.3609. No foreign currency translation was necessary for Stock Award data.

(11)	For Mr. Rzepka, amounts include $24,430 in certain company vehicle expenses.

(12)	For Mr. Belderbos, amounts include $27,960 in certain company vehicles expenses, $52,943 in paid life insurance premiums and $34,480 in disability insurance premiums.

Grants of Plan Based-Awards

			Estimated Possible Payouts Under				Estimated Future Payouts
			Non-Equity Incentive Plan Awards				Under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
										All Other
										Stock
										Awards:	Grant
										Number of	Date
										Shares	Fair Value
		Board								of Stock	of Stock
	Grant	Approval	Threshold	Target	Maximum		Threshold	Target	Maximum	or Units	and Option
Name	Date	Date	($)	($)	($)		(#)	(#)	(#)	(#)	Awards

Joseph M. Gingo	10/17/2008	10/17/2008	$387,960	$775,920	$1,551,840		—	—	—	—	—
	1/16/2009	1/7/2009	—	—	—		21,650	43,300	86,600	—	$836,556	(1)
	1/16/2009	1/7/2009	—	—	—		15,015	30,030	60,060	—	$1,206,605	(2)
	1/16/2009	1/7/2009	—	—	—		—	—	—	22,600	$376,290	(3)
Paul F. DeSantis	10/17/2008	10/17/2008	$96,382	$192,764	$385,528		—	—	—	—	—
	1/16/2009	1/7/2009	—	—	—		5,950	11,900	23,800	—	$229,908	(1)
	1/16/2009	1/7/2009	—	—	—		—	—	—	6,200	$103,230	(3)
Jack B. Taylor	10/17/2008	10/17/2008	$96,697	$247,831	$495,662	(4)	—	—	—	—	—
Bernard Rzepka	10/17/2008	10/17/2008	$114,656	$229,312	$458,622	(4)	—	—	—	—	—
	1/16/2009	1/7/2009	$106,725	$106,725	$106,725	(5)	—	—	—	—	—
	1/16/2009	1/7/2009	$99,102	$198,204	$396,408	(6)	—	—	—	—	—
Walter Belderbos	10/17/2008	10/17/2008	$73,637	$147,274	$294,546	(4)	—	—	—	—	—
	1/16/2009	1/7/2009	$47,766	$47,766	$47,766	(5)	—	—	—	—	—
	1/16/2009	1/7/2009	$44,354	$88,707	$177,414	(6)	—	—	—	—	—

(1)	Award of performance shares, the terms of which are described under the caption 2009 Named Executive Officer Compensation Components — Performance Shares located on pages 29-30. The grant date fair value of these Performance Shares was computed using the maximum level award in column (h) and was calculated using a Monte Carlo simulation, which considered the terms of these Performance Share awards. This simulation resulted in a grant date fair value of $9.66 for the Performance Share awards granted on January 16, 2009.

(2)	Award of performance-based restricted stock units granted to Mr. Gingo on January 16, 2009, in which each unit is equal to the market value of one share of Common Stock. The grant date fair value was computed using the closing price of the Common Stock on August 31, 2009 of $20.09. Pursuant to the terms of the award grant, the vesting of such performance-based restricted stock units was contingent upon A. Schulman’s consolidated worldwide performance in fiscal 2009 in the areas of Net Income, Operating Income and Days of Working Capital, as described under the caption 2009 Named Executive Officer Compensation Components —

Restricted Stock Units located on page 29. Based upon A. Schulman’s fiscal 2009 performance, as measured on August 31, 2009, Mr. Gingo received the settlement of 30,030 units, which occurred on October 26, 2009 at a price of $18.47. Pursuant to the award grant, Mr. Gingo forfeited all unvested performance-based restricted stock units on October 26, 2009.

(3)	Award of restricted stock which vests ratably on the first three anniversaries of the award grant date. The grant date fair value of such awards is equal to the closing price of the Common Stock on the date of grant, which was $16.65 per share.

(4)	The Estimated Possible Payouts Under Non-Equity Incentive Plan Awards for Messrs. Taylor, Rzepka and Belderbos were translated from Euros to U.S. Dollars using a 12-month average of 1.3609.

(5)	In January 2009, A. Schulman granted time-based cash awards to certain non-U.S. employees, which vest ratably on each of the first three anniversaries of the award grant date. In regards to Mr. Rzepka, $35,575 will vest on each of January 16, 2010, 2011 and 2012. In regards to Mr. Belderbos, $15,922 will vest on each January 16, 2010, 2011 and 2012.

(6)	In January 2009, A. Schulman granted performance-based cash awards to certain non-U.S. employees, which may vest at the end of the three year period following the award grant date, but only if certain terms and conditions are met. The vesting conditions for these performance-based cash awards are described under the caption 2009 Named Executive Officer Compensation Components — Time- and Performance-Based Cash Awards located on page 30.

2009 Named Executive Officer Compensation Components

Base Salary

In fiscal 2009, the Compensation Committee continued to implement its base salary positioning philosophy, attempting to position executive officer base salaries between the 40th and 50th percentile of our peer market, while simultaneously managing base salaries that exceed the peer market median back to our stated compensation range. Base salary increases granted in fiscal 2009 were either: (1) required pursuant to applicable law; or (2) were warranted based upon outstanding personal performance. In targeting our base salary range at the 40th — 50th percentile, the Compensation Committee believes that A. Schulman is able to properly motivate its executive officers and fulfill its goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, A. Schulman’s executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for the Company. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of its overall pay philosophy and that a majority of A. Schulman’s executive compensation structure should be comprised of at-risk components.

Annual Bonuses

Under the annual bonus program, the Compensation Committee establishes the award formulas and the performance goals to be measured in order to determine the cash performance bonus that may be earned by each Named Executive Officer for that year, including the maximum cash bonus each will be eligible to receive. The bonuses that each of the Named Executive Officers could have earned are set forth in the Grants of Plan-Based Awards table located on page 27, and the bonuses actually paid are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column located on page 26.

In October 2008, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards for each of the Named Executive Officers and established that each executives total bonus opportunity would be based upon the achievement of certain corporate performance metrics. Fiscal 2009 bonus targets for each Named Executive Officer are disclosed on page 18 of this Proxy Statement.

In conjunction with establishing the target bonus opportunity for each Named Executive Officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, enhanced stretch and maximum performance goal levels. In selecting performance metrics for 2009, the Compensation Committee sought to establish corporate performance metrics that focused the Named Executive Officers on the key drivers of stockholder value and emphasized both our short- and long-term financial and strategic goals. In light of such objectives, the Compensation Committee established the following corporate performance metrics for 2009: (1) Net Income; (2) Operating Income; and (3) Days of Working Capital, excluding certain unusual, one-time in nature items. For Messrs. Gingo and DeSantis, the Compensation Committee determined that their respective annual bonus opportunities would be measured by our consolidated worldwide operations, with each performance metric receiving an equal one-third weighting. For Mr. Taylor, the Compensation Committee determined that his respective annual bonus opportunity would be based upon the performance of the Company’s consolidated worldwide operations and its Asian segment, with the following metric weighting: (1) Asian Operating Income — 49.5%; (2) Asian Days of Working Capital — 25.5%; (3) consolidated worldwide Net Income — 8.3%; (4) consolidated worldwide Operating Income — 8.3%; and (5) consolidated worldwide Days of Working Capital — 8.4%. For Messrs. Rzpeka and Belderbos, the Compensation Committee established that each executive’s annual bonus opportunity would be based upon the performance of the Company’s consolidated worldwide operations and its European segment, with the following metric weighting: (1) European Operating Income — 49.5%; (2) European Days of Working Capital — 25.5%; (3) consolidated worldwide Net Income — 8.3%; (4) consolidated worldwide Operating Income — 8.3%; and (5) consolidated worldwide Days of Working Capital — 8.4%. For all directly reporting executive officers, Mr. Gingo retained authority to adjust award payouts, based upon individual performance, up to 20% more than the calculated award amount or down to 0% of such award amount.

For fiscal 2009, A. Schulman utilized its budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires both strong management performance and is deserving of a “stretch bonus” or 125% of the targeted award. For a detailed discussion regarding fiscal 2009 corporate performance, see pages 18-19 of the Compensation Discussion and Analysis.

Restricted Stock

On January 16, 2009, the Compensation Committee awarded shares of restricted stock to certain North American executives. Of the Named Executive Officers, Messrs. Gingo and DeSantis each received awards of restricted stock pursuant to the 2006 Incentive Plan, the amounts of which are set forth in column (i) in the Grants of Plan-Based Awards table located on page 27. With respect to the restricted stock awarded to Messrs. Gingo and DeSantis, such shares vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. During the restriction period, Messrs. Gingo and DeSantis may exercise full voting rights associated with their shares of restricted stock. In addition, during the restriction period, A. Schulman will hold all dividends paid with respect to such shares of restricted stock until the restrictions on the underlying restricted stock have lapsed.

Restricted Stock Units

On January 16, 2009, the Compensation Committee issued an awards of performance-based restricted stock units to Mr. Gingo in accordance with the provisions of the 2006 Incentive Plan and pursuant to the terms of his employment agreement. Specifically, the Compensation Committee awarded Mr. Gingo an award of 60,060 performance-based restricted stock units (30,030 with dividend rights). Under the 2006 Incentive Plan, cash-based restricted stock units are settled in cash in an amount equal to the fair market value of a share of our Common Stock on the applicable vesting date, multiplied by the number of restricted stock units to be settled. During the restriction period, Mr. Gingo has no voting rights with respect to the shares of Common Stock underlying the restricted units. For those restricted stock units conferring dividend rights, we hold all dividends paid on the underlying shares of Common Stock and award such dividends with the cash settlement of underlying shares upon vesting. In regards to the performance-based restricted stock units issued to Mr. Gingo, the vesting and settlement of such awards was contingent upon A. Schulman’s achievement of certain world wide corporate performance metrics, as disclosed on page 20 of the Compensation Discussion and Analysis section.

Performance Shares

In connection with the grant of restricted stock to certain North American executives, the Compensation Committee also awarded performance shares to Messrs. Gingo and DeSantis pursuant to the 2006 Incentive Plan in the following amounts: Mr. Gingo — 86,600 shares (43,300 with dividend rights); and Mr. DeSantis — 23,800 shares (11,900 with dividend rights). As disclosed on page 20 of this Proxy Statement, performance shares give the recipient the right to receive a specified number of shares of our Common Stock only if certain terms and conditions are met as of the end of the performance period. In regards to dividend rights, A. Schulman utilizes two types of performance shares: (1) shares that provide the award recipient with dividend rights during the vesting period; and (2) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, A. Schulman holds all dividends paid on the underlying shares of Common Stock and awards such dividends with the underlying shares upon vesting.

Time- and Performance-Based Cash Awards

In conjunction with the grant of restricted stock and performance shares to certain North American executives, the Compensation Committee awarded both time- and performance-based cash awards to certain foreign executives, including Messrs. Rzepka and Belderbos, pursuant to the 2006 Incentive Plan. In regards to time-based cash awards, the Compensation Committee issued awards of $106,725 and $47,766 to Messrs. Rzepka and Belderbos, respectively. Similar to awards of restricted stock, time-based cash awards vest ratably over time, subject to continued employment on each of the first three anniversaries of the award grant date. In addition to the time-based cash awards, the Compensation Committee also approved the issuance of performance-based cash awards to Messrs. Rzepka and Belderbos, the amounts of which are set forth in the Grants of Plan-Based Awards table located on page 27 of this Proxy Statement. In regards to Messrs. Rzepka and Belderbos, the vesting of all performance-based cash awards is contingent upon the same vesting criteria as the performance shares issued to A. Schulman’s North American Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
			Equity						Equity		Equity
			Incentive						Incentive		Incentive
			Plan						Plan Awards:		Plan Awards:
			Awards:						Number of		Market or
	Number of	Number of	Number of			Number of			Unearned		Payout Value
	Securities	Securities	Securities			Shares or		Market Value	Shares,		of Unearned
	Underlying	Underlying	Underlying			Units of		of Shares or	Units or Other		Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Units of Stock	Rights That		or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not		That Have Not	Have Not		That Have Not
Name	(Exercisable)	(Unexercisable)	Options (#)	Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)(2)		Vested ($)(1)

Joseph M. Gingo	—	—	—	$—	—	22,600	(3)	$454,034	86,600	(4)	$1,739,794

	—	—	—	$—	—	2,834	(5)	$56,935	100,000	(6)	$2,009,000

	—	—	—	$—	—	167	(7)	$3,355	60,060	(8)	$1,206,605

Paul F. DeSantis	60,000	—	—	$24.69	01/23/2016	—		$—	—		$—

	—	—	—	$—	—	15,200	(9)	$305,368	23,800	(4)	$478,142

	—	—	—	$—	—	—		$—	13,500	(6)	$271,215

	—	—	—	$—	—	—		$—	9,000	(10)	$180,810

	—	—	—	$—	—	—		$—	4,500	(11)	$90,405

Jack B. Taylor	8,334	—	—	$18.02	10/21/2013	—		$—	—		$—

	—	—	—	$—	—	30,000	(12)	$602,700	—		$—

Bernard Rzepka	2,000	—	—	$13.99	10/17/2012	—		$—	—		$—

	10,000	—	—	$18.02	10/21/2013	—		$—	—		$—

	—	—	—	$—	—	16,000	(13)	$321,440	6,750	(14)	$135,608

	—	—	—	$—	—	3,000	(15)	$60,270	—		$—

Walter Belderbos	—	—	—	$—	—	16,000	(16)	$321,440	6,000	(14)	$120,540

	—	—	—	$—	—	2,667	(17)	$53,580	—		$—

(1)	Market value computed using $20.09, the closing share price of the Common Stock on August 31, 2009.

(2)	Awards presented based upon achievement of maximum performance goals.

(3)	Award of time-based restricted stock, 7,533 of which will vest on each of January 16, 2010 and 2011 and 7,534 of which will vest on January 16, 2012.

(4)	Award of performance shares, the vesting of which is described under the caption 2009 Named Executive Officer Compensation Components — Performance Shares located on pages 29-30. Such performance shares will vest, if at all, on January 16, 2012.

(5)	Award of time-based restricted stock, the vesting of which will occur as follows: (1) 2,000 shares on February 1, 2010; and (2) 834 shares on April 11, 2010. These restricted stock awards were issued to Mr. Gingo during the time he served as a non-employee Director of A. Schulman.

(6)	Award of performance shares, which will vest, if at all, on February 28, 2011, based upon a measurement of total shareholder return (“TSR”) on the Common Stock relative to a peer group of similar companies from the award grant date. Specifically, on February 28, 2011: (1) if TSR is below the 25th percentile, no performance shares will vest; (2) if TSR meets or exceeds the 25th percentile, but is less than the 50th percentile, one-third of the performance shares will vest; (3) if TSR meets or exceeds the 50th percentile, but is less than the 75th percentile, two-thirds of the performance shares will vest; and (4) if TSR meets or exceeds the 75th percentile, all performance shares will vest. During the performance period, holders of such shares have no voting rights. Additionally, in regards to dividends, A. Schulman utilizes two types of performance shares: (1) shares that provide the award recipient with dividend rights during the performance period; and (2) shares that do not confer dividend rights. For those performance shares conferring dividend rights, A. Schulman will hold dividends paid with respect to such shares until the end of the performance period, subject to the same risk of forfeiture. All unvested performance shares on February 28, 2011 will be forfeited.

(7)	Award of time-based restricted stock units, each unit of which is equal to the market value of one share of Common Stock on the vesting date. These restricted stock units will be settled in cash on April 11, 2010. These restricted stock units were issued to Mr. Gingo during the time he served as a non-employee Director of A. Schulman.

(8)	Award of performance-based restricted stock units granted to Mr. Gingo on January 16, 2009, the vesting of which is described under the caption 2009 Named Executive Officer Compensation Components — Restricted Stock Units located on page 29. Based upon A. Schulman’s fiscal 2009 performance, as measured on August 31, 2009, Mr. Gingo received the settlement of 30,030 units, which occurred on October 26, 2009 at a price of $18.47. Pursuant to the award grant, Mr. Gingo forfeited all unvested performance-based restricted stock units on October 26, 2009.

(9)	Award of time-based restricted stock, the vesting of which will occur as follows: (1) 2,066 shares on January 16, 2010; (2) 2,067 shares on each of January 16, 2011 and 2012; (3) 3,000 shares on April 11, 2010; and (4) 3,000 shares on each of February 28, 2010 and 2011.

(10)	Award of performance-based restricted stock, which will vest, if at all, on April 11, 2010. Specifically, if the market value of the Common Stock relative to a select peer group on April 11, 2010 is: (1) below the 25th percentile, none of Mr. DeSantis’ shares will vest; (2) between the 25th and 50th percentile, one-half of Mr. DeSantis’ shares will vest; or (3) at or above the 50th percentile, all of Mr. DeSantis’ shares will vest. On April 11, 2010, all unvested shares of performance-based restricted stock will be forfeited. During the restriction period, Mr. DeSantis may exercise full voting rights associated with these shares of restricted stock and A. Schulman will hold dividends paid with respect to such shares until the restrictions on the underlying stock have lapsed, subject to the same risk of forfeiture.

(11)	Award of performance shares, which will vest, if at all, on April 11, 2010. Specifically, such performance shares will vest if the market value of the Common Stock relative to a select peer group on April 11, 2010 is at or above the 75th percentile. On April 11, 2010, all unvested performance shares will be forfeited. During the performance period, such performance shares do not accrue dividends.

(12)	Award of time-based restricted stock units, each unit of which is equal to the market value of one share of Common Stock on the vesting date. These time-based restricted stock units are settled in cash at the end of four years following the award grant date, with 15,000 restricted stock units to be settled on May 2, 2011. Additionally, 15,000 of such units were settled on October 21, 2009 at $19.29, the closing price of the Common Stock on that date.

(13)	Award of time-based restricted stock units, each unit of which is equal to the market value of one share of Common Stock on the vesting date. These time-based restricted stock units are settled in cash at the end of four years following the award grant date, with 9,000 restricted stock units to be settled on May 2, 2011. Additionally, 7,000 of such units were settled on October 21, 2009 at $19.29, the closing price of the Common Stock on that date.

(14)	Award of performance-based restricted stock units, which will vest, if at all, on February 28, 2011. The vesting parameters for these performance-based restricted stock units are the same as that described in footnote 6. On February 28, 2011, vested units will be settled in cash equal to the market value of one share of Common Stock, with all unvested units subject to forfeiture. In regards to dividends, A. Schulman utilizes two types of performance-based cash-settled restricted stock units: (1) units that provide the award recipient with dividend rights during the performance period; and (2) units that do not confer dividend rights. For those units conferring dividend rights, A. Schulman will hold dividends paid with respect to the underlying shares until the end of the performance period, subject to the same risk of forfeiture.

(15)	Award of time-based restricted stock units, each unit of which is equal to the market value of one share of Common Stock on the vesting date. These restricted stock units vest ratably on the first three anniversaries of the award grant date. These restricted stock units will be settled in equal 1,500 unit amounts on each of February 28, 2010 and 2011.

(16)	Awards of time-based restricted stock units, each unit of which is equal to the market value of one share of Common Stock on the vesting date. These restricted stock units are settled in cash at the end of four years following the award grant date, with 8,000 restricted stock units to be settled on May 2, 2011. Additionally, 8,000 of such restricted stock units were settled on October 21, 2009 at $19.29, the closing price of the Common Stock on that date.

(17)	Award of time-based restricted stock units, each unit of which is equal to the market value of one share of Common Stock on the vesting date. These restricted stock units vest ratably on the first three anniversaries of the award grant date, with 1,333 to be settled on February 28, 2010 and 1,334 units to be settled on February 28, 2011.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)

Joseph M. Gingo	—	$—	33,530	(1)	$606,138
Paul F. DeSantis	—	$—	6,000	(2)	$83,700
Jack B. Taylor	—	$—	15,000	(3)	$223,800
Bernard Rzepka	—	$—	8,500	(4)	$125,875
Walter Belderbos	—	$—	9,333	(5)	$138,409

(1)	These awards include: (1) 2,500 shares of restricted stock that vested on February 1, 2009, with a value realized on vesting based on the closing price of the Common Stock on the date of vesting of $15.15; and (2) 833 shares of restricted stock and 167 restricted stock units, both which vested on April 11, 2009 with a value realized on vesting based on the closing price of the Common Stock on the date of vesting of $13.61. Amount also includes 30,030 performance-based restricted stock units, which vested on August 31, 2009, but were not valued or settled until October 26, 2009 at a price of $18.47.

(2)	These awards include: (1) 3,000 shares of restricted stock that vested on February 28, 2009, with a value realized upon vesting based on the closing price of the Common Stock on the vesting date of $14.92; and (2) 3,000 shares of restricted stock that vested on April 11, 2009 with a value realized upon vesting based on the closing price of the Common Stock on the vesting date of $13.61.

(3)	These 15,000 restricted stock units vested on October 22, 2008, with a value realized on vested based on the closing price of the Common Stock on the date of vesting, which was $14.92.

(4)	These awards include: (1) 7,000 restricted stock units that vested on October 22, 2008 with a value realized on vesting based on the closing price of the Common Stock on the date of vesting of $14.92; and (2) 1,500 restricted stock units that vested on February 28, 2009 with a value realized on vesting based on the closing price of the Common Stock on the date of vesting of $14.29.

(5)	These awards include: (1) 8,000 restricted stock units that vested on October 22, 2008 with a value realized on vesting based on the closing price of the Common Stock on the date of vesting of $14.92; and (2) 1,333 restricted stock units that vested on February 28, 2009 with a value realized on vesting based on the closing price of the Common Stock on the date of vesting of $14.29.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)

Joseph M. Gingo	N/A	—	—	—
Paul F. DeSantis	N/A	—	—	—
Jack B. Taylor(1)	A. Schulman, Inc. LTD 1978 Retirement Benefits Scheme	40	5,068,869	306,601
Bernard Rzepka(2)	A. Schulman GmbH, Kerpen Pension Plan	16	940,801	—
Walter Belderbos(3)	A. Schulman Plastics Belgium Retirement Plan	20	715,289	—

(1)	The values presented for Mr. Taylor were converted from British Pounds to U.S. Dollars at a 12-month average rate of 1.582. Assumptions include a discount rate of 5.60% at August 31, 2009 and the PA92 Long Cohort Year of Birth +2 age rating mortality table. There has been no further benefit accrual for Mr. Taylor since he turned age 60 in October 2006.

(2)	The value presented for Mr. Rzepka was converted from Euros to U.S. Dollars at a 12-month average rate of 1.3609. Assumptions include age 65 commencement, no decrements for either death or termination prior to age 65, Heubeck 2005 Generational mortality after 65 and a discount rate of 5.25% at August 31, 2009.

(3)	The value presented for Mr. Belderbos was converted from Euros to U.S. Dollars at a 12-month average rate of 1.3609. Assumptions include age 65 commencement, no decrements for death or termination prior to age 65 and a discount rate of 5.25% at August 31, 2009.

European Pension Plans

Each of the European Named Executive Officers participate in pension plans that are generally available to employees within the country of the applicable plan. For Mr. Rzepka, his pension benefits are calculated at a rate of 0.8% of his final pensionable salary up to the applicable social security pension ceiling per year of service with a maximum of 20% and an additional 1.6% of pensionable salary for that portion exceeding the social security pension ceiling, with a maximum of 60%. Under German law, Mr. Rzepka’s benefits under the plan are fully vested and include a widow’s pension of 50% of the amount payable. If Mr. Rzepka’s employment terminates prior to his reaching age 65, his benefits would be reduced based upon his total years of service divided by the number of years of service he would need to reach age 65. Mr. Rzepka’s spouse is entitled to receive 50% of his pension upon his death in service or during retirement.

For Mr. Belderbos, his pension benefits are payable to him at retirement in a lump sum equal to the formula (70% x pensionable salary — estimated state pension) x N/40 x F. Pensionable salary is the average of his final 5 annual salaries, with the annual salaries being measured as 14.12 times his monthly January salary. The estimated state pension is estimated based on that which is available to a single person with a complete career. N is the number of years of service (up to a maximum of 40) and F is a conversion factor equal to 12.3514. Mr. Belderbos’ benefits under this plan are fully vested and, should his employment terminate prior to retirement age, he would be eligible to receive the greater of the accrued reserves attributable to him under the pension plan (plus any required profit sharing) and the minimum required under Belgian law. If Mr. Belderbos dies during service, his spouse will be entitled to a lump sum payment calculated under a reduced formula (42% x pensionable salary) and offset by any estimated widow’s state payment, provided that the lump sum can not be less than one times his pensionable salary.

Mr. Taylor is currently receiving benefits under his pension plan, based upon two-thirds of his final salary and is fully vested in those amounts. Portions of his pension (approximately one-third) are subject to adjustment for inflation. Upon Mr. Taylor’s death, his widow is entitled to receive two-thirds of his pre-commutation pension. Mr. Taylor’s pension benefits relate to his prior service in A. Schulman’s European operations.

Non-qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Withdrawals/	Earnings in Last	Balance at Last
Name	Last FY ($)	Last FY ($)(1)	Distributions ($)	FY ($)(2)	FYE ($)

Joseph M. Gingo	$—	$40,930	$—	$—	$51,096
Paul F. DeSantis	$—	$16,111	$—	$(1,065)	$24,688
Jack B. Taylor	$—	$—	$—	$—	$—
Bernard Rzepka	$—	$—	$—	$—	$—
Walter Belderbos	$—	$—	$—	$—	$—

(1)	Column contains contributions by A. Schulman in the last fiscal year under the Non-Qualified Plan, which provides for benefits in excess of amounts permitted to be contributed under the Retirement Plan. Amounts shown are included in the All Other Compensation column shown in the Summary Compensation Table located on page 26.

(2)	Earnings in this column represent estimated earnings on the Non-Qualified Plan. These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

Employment Agreements

A. Schulman currently maintains employment agreements with certain members of its senior executive personnel. Of the Named Executive Officers, A. Schulman currently has entered into employment agreements with Messrs. Gingo, DeSantis and Taylor, the material terms of which are outlined below. In regards to Messrs. Rzepka and Belderbos, A. Schulman does not currently maintain employment agreements with such individuals, however, each have executed Change-in-Control Agreements with the Company.

Employment Agreement of Mr. Gingo

On December 17, 2007, A. Schulman entered into an employment agreement with Joseph M. Gingo (the “Gingo Agreement”) to retain him as its President and Chief Executive Officer, which was subsequently amended on December 17, 2008 and January 9, 2009. As amended, the term of the Gingo Agreement ends on December 31, 2011; provided, however, at December 31, 2009, the Gingo Agreement shall automatically be extended for an additional year to December 31, 2012 because neither Mr. Gingo nor A. Schulman provided notice to the other of non-extension prior to October 1, 2009.

As amended, the Gingo Agreement provides for a base salary of $775,000.00, which may be increased during the term at the discretion of the Board of Directors. Mr. Gingo is also eligible for participation in A. Schulman’s bonus program for senior executives, with an initial target level of 70%, with leverage ranging from zero to 200% based upon performance metrics to be established by Mr. Gingo and the Compensation Committee and approved by the Board of Directors. Additionally, upon commencement of his employment on January 1, 2008, Mr. Gingo received a lump sum payment of $750,000, and he is entitled to receive additional lump sum cash payments of $250,000 on January 1, 2009, January 1, 2010 and December 31, 2010, subject to his continued employment. In the event that Mr. Gingo’s employment is terminated for any reason, other than termination for Cause (as defined in the Gingo Agreement) by A. Schulman or his voluntary resignation, each remaining unpaid cash bonus will become immediately due and will be paid to Mr. Gingo within 30 days of termination.

In addition to the lump sum cash payments, Mr. Gingo is also entitled to receive performance-based restricted stock unit grants, totaling $1.5 million in initial grant value. Specifically, the restricted stock units to be issued to Mr. Gingo are as follows: (1) on February 29, 2008, Mr. Gingo received $333,000 (grant value) of restricted stock units; (2) on January 10, 2009, Mr. Gingo received $500,000 (grant value) of restricted stock units (“RSU Award 2”); and (3) on January 16, 2010, Mr. Gingo shall receive $667,000 (grant value) of restricted stock units (“RSU Award 3”). In the event Mr. Gingo’s employment is terminated: (i) without Cause or for Good Reason following a Change-in-Control (as such terms are defined in the Gingo Agreement); (ii) due to Resignation for Cause (as defined in the Gingo Agreement); or (iii) without Cause prior to a Change-in-Control, and RSU Award 3 has not been issued, then Mr. Gingo is entitled to be paid an amount equal to the aggregate initial share grant value of RSU Award 3 within 90 days of his termination. A. Schulman agreed to provide Mr. Gingo such performance-based restricted stock units as a way of making him whole for the long-term incentive compensation that the Company believes would have been payable to Mr. Gingo had he remained at his prior employer until retirement. In regards to the January 16, 2009 grant, A. Schulman and Mr. Gingo agreed to have vesting contingent upon the same performance metrics as under the Company’s fiscal 2009 bonus plan. As a result of fiscal 2009 performance, Mr. Gingo settled approximately 30,030 performance-based restricted stock units on October 26, 2009 for a total value of $554,654.

Each year during the term of the Gingo Agreement, Mr. Gingo is eligible to receive an award of performance-based restricted shares or restricted stock units as long-term incentive compensation under the 2006 Incentive Plan. Specifically, each award of performance-based restricted shares or restricted stock units shall be based on a target grant value of 200% of Mr. Gingo’s base salary, with vesting based upon performance metrics to be agreed upon by the Compensation Committee and Mr. Gingo and approved by the full Board of Directors. However, in regards to fiscal 2009, Mr. Gingo expressly waived his right to a minimum amount and agreed to an award of approximately 66,667 shares of restricted stock or performance shares, which equaled the same award level as the prior year’s grant. Ultimately, in fiscal 2009, A. Schulman awarded Mr. Gingo 22,600 shares of time-based restricted stock and a target award of 44,300 performance shares as long-term incentive compensation.

Additionally, Mr. Gingo is entitled to receive all fringe benefits made generally available to A. Schulman’s executives in accordance with the Company’s policies and is eligible to participate in all other employee compensation and benefit plans available generally to executives of A. Schulman at a level appropriate for his position. During fiscal 2008, the Compensation Committee determined to eliminate most perquisites for North American Named Executive Officers, including the use of company cars.

Upon termination of Mr. Gingo’s employment, Mr. Gingo may be entitled to receive certain post-termination benefits depending upon whether such termination is by A. Schulman without Cause, in relation to a Change-in-Control, or by reason of Mr. Gingo’s death or Disability (as such terms are defined in the Gingo Agreement). In the event that A. Schulman terminates Mr. Gingo’s employment without Cause prior to the expiration of the Gingo Agreement and prior to a Change-in-Control, Mr. Gingo shall receive his salary for the remaining term of the Gingo Agreement, plus a bonus for each year of the remaining term, each of which shall be equal to either the greater of: (1) $490,000; or (2) the average annual bonus during the most recent three calendar years of Mr. Gingo’s employment or such shorter period during which Mr. Gingo has been employed. Additionally, Mr. Gingo shall receive an amount equal to up to one year’s base salary plus one year’s annual bonus in consideration of (and subject to Mr. Gingo’s continued compliance with) the confidentiality, non-competition and non-solicitation provisions of the Gingo Agreement. In the event that Mr. Gingo is terminated by reason of death, A. Schulman shall pay a lump sum amount equal to 60% of Mr. Gingo’s salary for 24 months to a designated beneficiary. In the event that Mr. Gingo becomes Disabled during the term of the Gingo Agreement, A. Schulman shall pay Mr. Gingo 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, A. Schulman shall have the right to terminate Mr. Gingo; provided, however that the 60% payments shall continue for the remainder of the 24 month period.

The Gingo Agreement also provides that, in the event Mr. Gingo is terminated following a Change-in-Control event for any reason, except: (1) termination by A. Schulman for Cause; (2) termination by reason of death or Disability; or (3) termination by Mr. Gingo without Good Reason (as such terms are defined in the Gingo Agreement), Mr. Gingo shall be paid a lump sum amount equal to: (i) Mr. Gingo’s base salary in effect divided by 12 and multiplied by the number of full months remaining on the term; and (ii) the average annual bonus earned by Mr. Gingo in the immediately preceding fiscal years multiplied by the number of fiscal years remaining under the term when a bonus was not paid. In addition, Mr. Gingo shall remain entitled to receive any of the aforementioned unpaid lump sum cash or RSU awards that have not been issued or paid. Additionally, Mr. Gingo shall receive an amount equal to up to one year’s base salary plus one year’s annual bonus in consideration of (and subject to Mr. Gingo’s continued compliance with) the confidentiality, non-competition and non-solicitation provisions of the Gingo Agreement. Finally, Mr. Gingo shall also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) from the date of termination through the remainder of the term of the Gingo Agreement.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Gingo Agreement, for a period of one year following any termination of Mr. Gingo’s employment, Mr. Gingo will not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (1) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of A. Schulman; or (2) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company. The geographical limitations on the foregoing restrictions on Mr. Gingo include any country in which A. Schulman is doing business as of Mr. Gingo’s termination date.

The amounts described above under the Gingo Agreement shall be “grossed up” to the extent Mr. Gingo is subject to an excise imposed under Sections 280G and 4999 of the Code, as a result of certain amounts payable to him in respect of a Change-in-Control.

Employment Agreement of Mr. DeSantis

On January 4, 2006, A. Schulman entered into an employment agreement with Paul F. DeSantis (the “DeSantis Agreement”) to retain him as its Vice President, Treasurer and Chief Financial Officer, which was subsequently amended on December 17, 2008. As amended, the term of the DeSantis Agreement ends on December 31, 2009 (the “Initial Term”); provided, however, that the DeSantis Agreement shall automatically be extended for a term of one year (an “Extended Term”) unless either party shall give notice to the other of non-extension not less than 30 days prior to the expiration of the Initial Term or any Extended Term.

Under the terms of the DeSantis Agreement, Mr. DeSantis is provided a fixed base salary (as in effect on December 17, 2008), which may be increased during the term at the discretion of the Board of Directors. Mr. DeSantis is also eligible for participation in A. Schulman’s bonus program for senior executives, with an initial target level of 50%. Additionally, upon commencement of his employment, Mr. DeSantis received a grant of 60,000 nonqualified stock options and a bonus of $120,000. Mr. DeSantis is also entitled to receive all fringe benefits made generally available to the A. Schulman’s executives in accordance with the A. Schulman’s policies and is eligible to participate in all other employee compensation and benefit plans available generally to executives of A. Schulman at a level appropriate for his position.

Upon termination of Mr. DeSantis’ employment, Mr. DeSantis may be entitled to receive certain post-termination benefits depending upon whether such termination is by A. Schulman without Cause, in relation to a Change-in-Control, or by reason of Mr. DeSantis’ death or Disability (as such terms are defined in the DeSantis Agreement). In the event that A. Schulman terminates Mr. DeSantis’ employment without Cause prior to the expiration of the DeSantis Agreement and prior to a Change-in-Control, Mr. DeSantis shall receive his salary for a period of one year after termination, plus a bonus payment in a lump sum equal to 50% of his average annual bonus during the most recent five calendar years of employment, in consideration of (and subject to Mr. DeSantis’ continued compliance with) the confidentiality, non-competition and non-solicitation provisions of the DeSantis Agreement. In the event that Mr. DeSantis is terminated by reason of death, A. Schulman shall pay a lump sum amount equal to 60% of his salary for a period of 24 months to a designated beneficiary. In the event that Mr. DeSantis becomes Disabled during the term of the DeSantis Agreement, A. Schulman shall pay Mr. DeSantis 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, A. Schulman shall have the right to terminate Mr. DeSantis; provided, however, that the 60% payments shall continue for the remainder of the 24-month period.

The DeSantis Agreement also provides that, in the event Mr. DeSantis is terminated following a Change-in-Control event for any reason except: (1) termination by A. Schulman for Cause; (2) termination by reason of death or Disability; or (3) termination by Mr. DeSantis without Good Reason, Mr. DeSantis shall be paid a lump sum amount equal to three times the sum of: (i) the higher of his annual base salary payable immediately (a) prior to the event causing the termination or (b) the Change-in-Control; plus (ii) an amount equal to the higher of his annual bonus earned in the fiscal year preceding the date of termination or the average annual bonus earned by him in the three fiscal years immediately preceding the Change-in-Control. One-third of such lump sum payment shall be in consideration of (and subject to Mr. DeSantis’ continued compliance with) the confidentiality, non-competition and non-solicitation provisions of the DeSantis Agreement. In addition, Mr. DeSantis shall be paid a lump sum amount equal to the sum of: (1) any unpaid annual incentive compensation previously awarded for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date; and (2) a pro rata portion of his deemed annual bonus for the fiscal year in which the termination occurred. Mr. DeSantis will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) for a period of 36 months following the date of termination.

For a period of one year following any termination of Mr. DeSantis’ employment, Mr. DeSantis shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (1) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of A. Schulman; or (2) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company. The geographical limitations on the foregoing restrictions on Mr. DeSantis include any country in which A. Schulman is doing business as of Mr. DeSantis’ termination date.

The amounts described above under the DeSantis Agreement shall be “grossed up” to the extent Mr. DeSantis is subject to an excise imposed under Sections 280G and 4999 of the Code, as a result of certain amounts payable to him in respect of a Change-in-Control.

Employment Agreement of Mr. Taylor

On May 28, 2003, A. Schulman entered into an employment agreement with Jack B. Taylor (the “Taylor Agreement”), which was subsequently amended on August 31, 2008 and August 28, 2009, in conjunction with Mr. Taylor’s continuing appointment as General Manager and Chief Operating Officer — Asia. As amended, the term of the Taylor Agreement ends on December 31, 2011, provided, however, that either Mr. Taylor or A. Schulman may terminate the Taylor Agreement on December 31, 2010 upon 60 days notice.

As amended, the Taylor Agreement provides Mr. Taylor with a base salary of 200,000 Euros, which may be modified during the term of the Taylor Agreement. Mr. Taylor is also eligible for participation in A. Schulman’s bonus program for senior executives, with a 50% bonus potential, and is also entitled to participate in all employee compensation and benefit plans available generally to employees of A. Schulman on a level appropriate to his position. Additionally, Mr. Taylor is entitled to receive certain equity award grants, the material terms of which are to be determined by the Compensation Committee, provided that Mr. Taylor remains employed with the Company through the term of the Taylor Agreement. Moreover, Mr. Taylor is entitled to receive all employee benefits available generally to employees of A. Schulman having comparable levels of responsibility. Finally, Mr. Taylor is authorized to incur reasonable expenses for promoting the business of A. Schulman, including expenses for entertainment, travel and similar items, and shall receive reimbursement for all such expenses.

Upon termination of Mr. Taylor’s employment, Mr. Taylor may be entitled to receive certain post-termination benefits depending upon whether such termination is by A. Schulman without Cause, in relation to a Change-in-Control, or by reason of Mr. Taylor’s death or Disability (as such terms are defined in the Taylor Agreement). In the event that A. Schulman terminates Mr. Taylor’s employment without Cause prior to the expiration of the Taylor Agreement and prior to a Change-in-Control, Mr. Taylor shall receive his salary for the remaining term of the Taylor Agreement, plus a bonus for each year of the remaining term in an amount equal to 50% of his average annual bonus during the most recent five calendar years of employment. In the event that Mr. Taylor’s employment is terminated by reason of his death, A. Schulman shall pay, in addition to all compensation and benefits earned by Mr. Taylor prior to his death, a lump sum payment equal to 60% of his salary for a period of 24 months to a designated beneficiary. In the event that Mr. Taylor becomes Disabled during the term of the Taylor Agreement, A. Schulman shall pay Mr. Taylor 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, A. Schulman shall have the right to terminate Mr. Taylor; provided, however, that the 60% payments shall continue for the remainder of the 24-month period.

The Taylor Agreement also provides that, in the event Mr. Taylor is terminated following a Change-in-Control event for any reason except: (1) termination by A. Schulman for Cause; (2) termination by reason of death or Disability; or (3) termination by Mr. Taylor without Good Reason, Mr. Taylor shall be paid (in lieu of any further salary or severance benefit payments) a lump sum amount equal to three times the sum of: (i) the higher of his annual base salary payable immediately prior to (a) the event causing the termination or (b) the Change-in-Control; plus (ii) an amount equal to the higher of his annual bonus earned in the fiscal year preceding the date of termination or the average annual bonus earned by him in the three fiscal years immediately preceding the Change-in-Control. In addition, Mr. Taylor shall be paid a lump sum amount equal to the sum of: (1) any unpaid annual incentive compensation previously awarded for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date; and (2) a pro rata portion of his deemed annual bonus for the fiscal year in which the termination occurred. Mr. Taylor will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) for a period of 36 months following the date of termination.

For a period of three years following any termination of Mr. Taylor’s employment (which occurs prior to a Change-in-Control), Mr. Taylor shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (1) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of A. Schulman; or (2) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company. The geographical limitations on the foregoing restrictions on Mr. Taylor include any country in which A. Schulman is doing business as of Mr. Taylor’s termination date.

Change-in-Control Agreements

A. Schulman has substantially similar change-in-control agreements with Bernard Rzepka and Walter Belderbos (collectively, the “CIC Agreements”), in order to provide them with certain benefits in the event of a Change-in-Control (as such term is defined in the CIC Agreements). The CIC Agreements each provide that, in the event the executive is terminated following a Change-in-Control event for any reason except: (1) termination by A. Schulman for Cause; (2) termination by reason of death or Disability; or (3) termination by the executive without Good Reason, the executive will be paid (in lieu of any further salary or severance benefit payments) a lump sum amount equal to three times the sum of: (i) the higher of (a) the executive’s annual base salary payable immediately prior to the event causing the termination or (b) the Change-in-Control; plus (ii) an amount equal to the higher of (A) the executive’s annual bonus earned in the fiscal year preceding the date of termination or (B) the average annual bonus earned by the executive in the three fiscal years immediately preceding the Change-in-Control (as such terms are defined in the CIC Agreements). In addition, the executive will be paid a lump sum amount equal to the sum of: (1) any unpaid annual incentive compensation previously awarded for any completed fiscal year preceding the termination, the payment of which was contingent only upon continued employment to a subsequent date; and (2) a pro rata portion of the executive’s deemed annual bonus for the fiscal year in which the termination occurred. The executive will also continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to the executive by another source after termination) for a period of 36 months following the date of termination.

Potential Payments upon Termination or Change-in-Control

Pursuant to the terms of each Named Executive Officer’s respective employment/change-in-control agreement, each Named Executive Officer is entitled to certain benefits depending upon the nature of their separation from service with A. Schulman. The table below represents amounts that would be payable or benefits owed to each of the Named Executive Officers as of August 31, 2009, upon termination of their employment as a result of the scenarios indicated in each column. The amounts were calculated assuming the termination occurred on August 31, 2009.

			Involuntary	Involuntary	Termination upon
		Death or	Termination with	Termination	Change-in-
Compensation Components	Retirement(1)	Disability(2)	Cause(3)	Without Cause(4)	Control(5)

For Joseph M. Gingo
Severance	$—	$931,104	$—	$3,805,229	$4,200,948
Guaranteed bonus	$1,167,000	$1,167,000	$—	$1,167,000	$1,167,000
Health/welfare benefits(6)	$—	$—	$—	$—	$37,996
Incentive plan based awards
Restricted stock awards	$1,542,831	$1,946,966	$39,520	$39,520	$4,683,831
Restricted stock units	$776,864	$777,612	$773,923	$773,923	$777,612
Retirement benefits
Retirement Plan(7)	$34,444	$34,444	$34,444	$34,444	$34,444
Non-Qualified Plan(7)	$51,096	$51,096	$51,096	$51,096	$51,096
Section 280G gross up	$—	$—	$—	$—	$1,367,749

Total	$3,572,235	$4,908,222	$898,983	$5,871,212	$12,320,676

For Paul F. DeSantis
Severance	$—	$420,576	$—	$411,192	$1,515,448
Health/welfare benefits	$—	$—	$—	$—	$37,996
Incentive plan based awards
Restricted stock awards	$531,990	$720,080	$—	$—	$1,457,940
Retirement benefits
Retirement Plan(7)	$44,884	$66,238	$44,884	$44,884	$66,238
Non-Qualified Plan(7)	$—	$24,688	$—	$—	$24,688
Section 280G gross up	$—	$—	$—	$—	$315,326

Total	$576,874	$1,231,582	$44,884	$456,076	$3,417,636

			Involuntary	Involuntary	Termination upon
		Death or	Termination with	Termination	Change-in-
Compensation Components	Retirement(1)	Disability(2)	Cause(3)	Without Cause(4)	Control(5)

For Jack B. Taylor(9)
Severance	$—	$629,394	$—	$793,739	$2,961,080
Health/Welfare benefits	$—	$—	$—	$—	$129,800
Incentive plan based awards
Restricted stock units	$577,820	$662,700	$577,820	$577,820	$662,700
Stock options	$33,919	$33,919	$—	$33,919	$33,919
Retirement benefits
Pension Plan(8)	$5,068,869	$5,068,869	$5,068,869	$5,068,869	$5,068,869

Total	$5,680,608	$6,394,882	$5,646,689	$6,474,347	$8,856,368

For Bernard Rzepka(9)
Severance	$—	$—	$—	$—	$2,173,875
Health/Welfare benefits	$—	$—	$—	$—	$26,800
Incentive plan based awards
Restricted stock units	$412,009	$494,468	$149,334	$149,334	$568,818
Cash awards	$79,649	$164,249	$—	$—	$503,133
Stock options	$56,900	$56,900	$—	$56,900	$56,900
Retirement benefits
Pension plan(8)	$626,296	$626,296	$626,296	$626,296	$626,296

Total	$1,174,854	$1,341,913	$775,630	$832,530	$3,955,822

For Walter Belderbos(9)
Severance	$—	$—	$—	$1,481,831	$1,550,156
Health/Welfare benefits	$—	$—	$—	$—	$278,270
Incentive plan based awards
Restricted stock units	$404,160	$478,806	$170,668	$170,668	$544,894
Cash awards	$35,647	$73,511	$—	$—	$225,180
Retirement benefits
Pension plan(8)	$591,533	$591,533	$591,533	$591,533	$591,533

Total	$1,031,340	$1,143,850	$762,201	$2,244,032	$3,190,033

(1)	A. Schulman considers normal retirement age to be 60 years of age, therefore, Messrs. DeSantis, Rzepka and Belderbos would not be eligible for retirement at August 31, 2009. A portion of restricted stock units and restricted stock awards are released upon retirement. The number of awards released is determined by the time elapsed since the date of grant. Upon retirement, the Named Executive Officers will receive a portion of any outstanding performance-based awards, based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon retirement. This calculation assumes all options were exercised on the date of termination. The value of equity awards was calculated using the closing price of the Common Stock on August 31, 2009.

(2)	The severance amount is a lump sum payment equal to sixty-percent (60%) of the base salary for 24 months. All time-based restricted stock units and restricted stock awards are considered fully vested upon death or disability, therefore the amount reflects the value of all time-based restricted stock and restricted stock units outstanding for the Named Executive Officers. Upon death or disability, the Named Executive Officers will receive a portion of any outstanding performance-based awards, based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon death or disability. This calculation assumes all options were exercised on the date of termination. The value of equity awards was calculated using the closing price of the Common Stock on August 31, 2009.

(3)	A. Schulman does not provide for any severance when termination occurs with cause. Under the 2002 Equity Incentive Plan, a portion of restricted stock units and restricted stock awards are released upon termination with cause. The number of awards released is determined by the time elapsed since the date of grant. Under the 2006 Incentive Plan, all restricted stock units and restricted stock awards are cancelled upon termination with cause. All options, vested and unvested, are forfeited immediately upon termination with no remaining time to exercise. The value of equity awards was calculated using the closing price of the Common Stock on August 31, 2009.

(4)	The severance benefits for Messrs. Gingo, DeSantis and Taylor reflect the severance compensation provided under each executive’s respective employment agreement. Under the 2002 Equity Incentive Plan, a portion of restricted stock units and restricted stock awards are released upon termination without cause. The number of awards released is determined by the time elapsed since the date of grant. Under the 2006 Incentive Plan, all restricted stock units and restricted stock awards are cancelled upon termination without cause. Unvested options will be forfeited, however, unexercised vested options will remain exercisable for 90 days past termination. The value of equity awards was calculated using the closing price of the Common Stock on August 31, 2009.

(5)	Severance benefits determined pursuant to each Named Executive Officer’s respective employment/change-in-control agreement. Upon a change-in-control, all equity awards become fully vested regardless of whether there is a subsequent termination. All time based restricted stock units and restricted stock awards are considered fully vested upon a change-in-control, therefore, the amount reflects the value of all restricted stock awards outstanding for the Named Executive Officers. All performance criteria included in the vesting terms of any outstanding equity awards are deemed to have been met as of the date of a change-in-control. All options vest immediately upon a change-in-control. Amount assumes all options will be exercised on the date of termination. The value of equity awards was calculated using the closing price of the Common Stock on August 31, 2009.

(6)	In the event of termination following a change-in-control, each Named Executive Officer is eligible to 36 months of life, disability, accident and health insurance without cost. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such an event.

(7)	The balances in the Retirement Plan and Non-Qualified Plan for each Named Executive Officer who participates become 100% vested upon eligible retirement, disability, death or a change-in-control. A. Schulman considers normal retirement age to 60, therefore, Mr. DeSantis was not eligible for retirement at August 31, 2009; however, the potential vested balance is included. Messrs. Taylor, Rzepka and Belderbos do not participate in the Retirement or Non-Qualified Plans. For termination with or without cause, the Named Executive Officers only have rights to the vested balance at the termination date. The amounts for the Retirement Plan are based on actual cash contributions into an account for each participant, with associated earnings. The Non-Qualified Plan is unfunded and the balance represents the contributions accrued and the earnings that are estimated based on the earnings of the Retirement Plan. The amount is estimated based on balances as of August 31, 2009.

(8)	Values for the pension plans are the present values of the accumulated benefit, or as specifically allotted by local law, as of August 31, 2009.

(9)	The amounts for Messrs. Taylor, Rzepka and Belderbos were calculated using primarily Euro amounts, which were converted to U.S. Dollars using a 12-month average rate of 1.3609. Certain amounts for Mr. Taylor were calculated using amounts in British Pounds, which were converted to U.S. dollars using a 12-month average rate of 1.582.

(10)	Amounts payable are those A. Schulman believes it would owe Mr. Belderbos under applicable local law. Other than the CIC Agreement, there are no outstanding employment agreements with Mr. Belderbos that would provide for payment upon the termination of his employment.

Director Compensation

The following table sets forth compensation information for each of A. Schulman’s non-employee Directors. Directors who are also employees of A. Schulman receive no additional compensation for their services as a Director.

						Change in
						Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid	Stock		Option	Incentive Plan	Compensation	All Other
Name	in Cash ($)	Awards ($)(1)		Awards	Compensation	Earnings	Compensation(2)		Total

David G. Birney	$70,750	$81,373		—	—	—	$1,483		$153,606
Michael Caporale, Jr.	$53,750	$56,664		—	—	—	$500		$110,914
Howard R. Curd	$73,500	$62,784		—	—	—	$1,483		$137,767
Willard R. Holland	$33,938	$74,642		—	—	—	$7,358		$115,938
James S. Marlen	$34,750	$51,295		—	—	—	$7,358		$93,403
Michael A. McManus, Jr.	$62,500	$68,397		—	—	—	$1,483		$132,380
Lee D. Meyer	$68,083	$56,664		—	—	—	$500		$125,247
Dr. Peggy Miller	$9,750	$108,918	(3)	—	—	—	$75,707	(3)	$194,375
James A. Mitarotonda	$52,000	$81,373		—	—	—	$1,483		$134,856
Ernest J. Novak, Jr.	$72,750	$86,217		—	—	—	$7,358		$166,325
Dr. Irvin D. Reid	$37,250	$34,025		—	—	—	$—		$71,275
Stanley W. Silverman	$58,250	$56,664		—	—	—	$500		$115,414
John B. Yasinsky	$102,375	$86,217		—	—	—	$7,358		$195,950

As of August 31, 2009, the Directors held the following stock-based awards and options:

	Number of Restricted		Number of Restricted		Number of Options
Name	Stock Awards(4)		Stock Units(5)		Outstanding

David G. Birney	4,501	(5)	2,667	(6)	—
Michael Caporale, Jr.	1,167	(7)	2,500	(8)	—
Howard R. Curd	2,501	(9)	2,500	(8)	—
Michael A. McManus, Jr.	2,501	(9)	2,500	(8)	—
Lee D. Meyer	1,167	(7)	2,500	(8)	—
James A. Mitarotonda	4,501	(5)	2,667	(6)	—
Ernest J. Novak, Jr.	4,501	(5)	2,667	(6)	—
Dr. Irvin D. Reid	—		2,500	(8)	—
Stanley W. Silverman	1,167	(7)	2,500	(8)	—
John B. Yasinsky	4,501	(5)	2,667	(6)	6,000	(10)

(1)	Stock Award expense includes restricted stock award and restricted stock unit expense recorded in fiscal 2009, excluding forfeitures. The expense for restricted stock awards is based on the grant date market value, based on the closing price of the Common Stock on that date. Restricted stock units are settled in cash at the end of the vesting period based on the closing price of the Common Stock on that date. A. Schulman recorded expense through a mark-to-market adjustment of the units vested to date, based on the August 31, 2009 closing price of the Common Stock and accrued dividends for those units.

(2)	During fiscal 2009, three restricted stock grants for the Board of Directors vested. Included in this column are the accrued dividends, which were earned on restricted stock during the vesting period.

(3)	In conjunction with her resignation from the Board of Directors on November 2, 2008, Dr. Miller entered into an advisory agreement (the “Advisory Agreement”) with A. Schulman, pursuant to which Dr. Miller received $63,750 and 2,500 shares of restricted stock during fiscal 2009 for providing certain guidance and advice to the Company in the area of corporate governance. In addition, pursuant to the terms of her Advisory Agreement, A. Schulman waived all restrictions on prior grants of restricted stock and restricted stock units that would otherwise have been forfeited as a result of Dr. Miller’s resignation. For more information regard the terms of Dr. Miller’s advisory agreement with A. Schulman, see the Company’s Current Report on Form 8-K filed with the Commission on November 12, 2009.

(4)	During fiscal 2009, each Director, excluding Mr. Gingo, was awarded 2,500 stock-settled restricted stock units with a grant date fair value of $34,025 per Director. These awards are fully vested as of the grant date and shall be settled in shares of Common Stock on a 1-to-1 basis, no later than 60 days after the third anniversary of the award grant date.

(5)	Award of restricted stock, the vesting of which will occur as follows: (1) on February 28, 2010, 833 restricted shares shall vest; (2) on February 1, 2010, 2,000 restricted shares shall vest; and (3) on each of April 11, 2010 and February 28, 2011, 834 restricted shares shall vest.

(6)	Award of restricted stock units, includes: (1) 167 time-based restricted stock units, in which each unit is equal to the market value of one share of Common Stock and vest ratably on the first three anniversaries of the award grant date. At each vesting date, one-third of the units will be settled in cash based on the market price of the Common Stock on the vesting date. In regards to vesting, 167 restricted units shall vest and be settled on April 11, 2010; and (2) 2,500 fully vested stock-settled restricted stock units which shall be settled in shares of the Common Stock on a 1-to-1 basis on April 9, 2012, the third anniversary of the grant date.

(7)	Award of restricted stock, the vesting of which will occur as follows: (1) on February 28, 2010, 833 restricted shares shall vest; and (2) on February 28, 2011, 834 restricted shares shall vest.

(8)	These include stock-settled restricted stock units which are fully vested as of the grant date and shall be settled in shares of the Common Stock on a 1-to-1 basis on April 9, 2012, the third anniversary of the grant date.

(9)	Award of restricted stock, the vesting of which will occur as follows: (1) on February 28, 2010, 833 restricted shares shall vest; and (2) on each of April 11, 2010 and February 28, 2011, 834 restricted shares shall vest.

(10)	Award of stock options exercisable and outstanding, the expiration of which will occur as follows: (1) on each of January 31, 2011 and 2012, 2,000 options will expire; and (2) on February 2, 2013, 2,000 options will expire.

Pursuant to the Amended and Restated Directors Deferred Units Plan (the “Directors Plan”), a Director may elect, prior to the first day of any calendar year, to defer all or a portion of his or her director fees in such calendar year. Deferred director fees for each calendar quarter are aggregated and credited to an account for each participating Director (the “Account”) until the last day of each quarter (a “Valuation Date”). In addition, on each Valuation Date, the Account is credited with the amount of any dividends that would have been paid to the Director had he or she actually owned shares of Common Stock equal to the number of units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into units by dividing the amount in the Account by the closing price of Common Stock on the Valuation Date. Upon the earlier of a Director’s separation from service as a Director, a change of control or a Director’s disability (each a “Triggering Event”), units will be converted into cash and paid to the Director in a single lump sum no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash will be made using the closing price of the Common Stock on the date prior to the date that payment is made. At present, no Directors of A. Schulman are active participants in the Directors Plan.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of A. Schulman’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement or future filings with the Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The purpose of the Audit Committee is to oversee the accounting and financial reporting process of A. Schulman and is responsible for overseeing the qualifications, independence and performance of, and the Company’s relationship with, its independent registered public accounting firm. The Audit Committee is comprised of six independent directors, as defined by applicable NASDAQ and Commission rules, and operates under a written charter adopted by the Board. The Audit Committee includes the following members of the Board of Directors: Ernest J. Novak, Jr. (Chair), Michael Caporale, Jr., Howard R. Curd, Lee D. Meyer, Dr. Irvin D. Reid and Stanley W. Silverman.

The Audit Committee has met, reviewed and discussed with management the consolidated financial statements of the Company for the fiscal year ended August 31, 2009, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with PricewaterhouseCoopers LLP, A. Schulman’s registered independent public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). PricewaterhouseCoopers LLP provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with PricewaterhouseCoopers LLP any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PricewaterhouseCoopers LLP, and the Audit Committee has satisfied itself as to PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP, and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended August 31, 2009 be included in A. Schulman’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be retained as A. Schulman’s independent registered public accounting firm for the 2010 fiscal year.

The Audit Committee:

Ernest J. Novak, Jr., Chair
Michael Caporale, Jr.
Howard R. Curd
Lee D. Meyer
Dr. Irvin D. Reid
Stanley W. Silverman

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the books, records and accounts of A. Schulman and its subsidiaries for the fiscal year ending August 31, 2010. This selection is being presented to stockholders for ratification or rejection at the 2009 Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH SELECTION BE RATIFIED.

PricewaterhouseCoopers LLP was the independent registered public accounting firm of A. Schulman for the fiscal year ended August 31, 2009, and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

For ratification, this Proposal Two will require the affirmative vote of the holders of a majority of the shares of Common Stock present, represented and entitled to vote at the 2009 Annual Meeting in person or represented by Proxy. In determining whether Proposal Two has received the requisite vote for approval, broker non-votes and abstentions will be counted as present and entitled to vote on the matter for purposes of establishing a quorum and, thus, will have the same effect as a vote against Proposal 2. If Proposal Two is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as the independent registered public accounting firm of A. Schulman, or if its employment is discontinued, the Audit Committee will appoint another public auditor, the continued employment of whom, after the 2009 Annual Meeting of Stockholders, will be subject to ratification by the stockholders.

Fees Incurred by Independent Registered Public Accounting Firm

Set forth below are the aggregate fees and expenses for professional services rendered to A. Schulman by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal 2009 and fiscal 2008.

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$2,743,000	$2,838,000
Audit-Related Fees(2)	$40,100	$75,800
Tax Fees(3)	$1,045,000	$1,522,000
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audit of A. Schulman’s consolidated financial statements and its internal control over financial reporting, and its limited reviews of the Company’s unaudited consolidated interim financial statements included in A. Schulman’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Company’s subsidiaries and consents to Commission filings.

(2)	Comprised of services rendered by PricewaterhouseCoopers LLP primarily related to reviews of subsidiary financial statements and various due diligence considerations.

(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax planning and advice and domestic and international tax compliance and tax return preparation.

Pre-Approval of Fees

The Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chairman, provided that the pre-approval is reviewed by the full Audit Committee at its next regular meeting.

PROPOSAL 3 — ADOPTION AND APPROVAL OF A. SCHULMAN’S 2009 EMPLOYEE STOCK PURCHASE PLAN

Overview

The Board of Directors unanimously approved the adoption of the 2009 ESPP on October 15, 2009 and is submitting the 2009 ESPP to stockholders for their approval at the 2009 Annual Meeting. The Board of Directors believes that A. Schulman’s interests are best advanced by aligning stockholder and employee interests. The 2009 ESPP is intended to provide A. Schulman’s eligible employees with a convenient and practical opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in A. Schulman through periodic payroll deductions that will be applied towards the purchase of Common Stock that has been reacquired by A. Schulman and held by it as treasury shares at a discount from the market price. The Board of Directors recommends that stockholders approve the 2009 ESPP because it believes that providing employees with the opportunity to participate in A. Schulman’s success and acquire an ownership interest in the Company is an important element of A. Schulman’s compensation philosophy and helps the Company compete for and appropriately motivate its employees. It is the opinion of the Board of Directors that it is in the long-term interest of both A. Schulman and its stockholders to approve the 2009 ESPP and strengthen the Company’s ability to attract, motivate and retain employees and strengthen the mutuality of interest between A. Schulman’s employees and stockholders. The 2009 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

2009 ESPP Description

The following is a summary of the principal features and material terms of the 2009 ESPP. This summary does not purport to be a complete description of all the provisions of the 2009 ESPP and is qualified in its entirety by reference to the complete text of the 2009 ESPP, which is set forth in Appendix A to this Proxy Statement.

•	Eligibility: All employees of A. Schulman and its subsidiaries on or before the first day of the applicable offering period will be eligible to participate in the 2009 ESPP, unless the employee’s participation is prohibited by the foreign jurisdiction in which the employee resides or if compliance with the laws of the foreign jurisdiction in which the employee resides would cause the 2009 ESPP to violate any of the requirements of Section 423 of the Code. However, an employee will not be eligible to participate if that employee owns 5% or more of the total combined voting power or value of A. Schulman. As of October 15, 2009, approximately 2,000 employees, including executive officers, would have been eligible to participate in the 2009 ESPP.

•	Administration: A committee will be appointed by A. Schulman to oversee the administration of the 2009 ESPP (the “Committee”). The Committee will have full power and authority to: (1) construe, interpret and apply the terms of the 2009 ESPP and the rights granted thereunder and establish, amend and revoke rules and regulations for administration; (2) appoint a person or persons to exercise its powers and authority and carry out its duties; and (3) exercise such power and to take such actions as the Committee deems necessary or expedient to promote the best interest of A. Schulman and to carry out the intent of the 2009 ESPP. Determinations of the Committee as to any disputed question arising under the 2009 ESPP, including questions of construction and interpretation, shall be final, binding and conclusive upon all participants.

•	Offerings: The 2009 ESPP will be implemented by a series of three-month offerings, with a new offering commencing each January 1, April 1, July 1 and October 1 of each year. Prior to any offering period, A. Schulman’s eligible employees may elect to participate in the 2009 ESPP by giving notice to the Committee. This notice will instruct A. Schulman to withhold a specified dollar amount of the employee’s base salary (a deduction of at least $25.00 for each pay period during the offering period, with a maximum of $10,000.00 per calendar year) on each pay period during the offering. On the last business day of an offering period, a custodian (the “Custodian”), which is an investment or financial firm appointed by the Committee, will use the eligible employee’s withheld salary to purchase Common Stock. Employees participating in the 2009 ESPP may purchase shares of Common Stock at 85% of the fair market value of a share on the first day of the offering or the last day of the offering period, whichever is lower. For purposes of the 2009 ESPP, fair market value per share as of a particular date will mean the closing sales price of the Common Stock, as reported on the NASDAQ Global Select Market on that date (or if there was no reported price on such date, then on the last date on which the closing sales price was reported). If, on the last day of an offering period, the number of shares to be purchased by all participants exceeds the number of shares then available for purchase under the 2009 ESPP, then the Custodian will make a pro rata allocation of the shares remaining available for purchase. As of October 15, 2009, the closing price of the Common Stock on the NASDAQ Global Select Market was $19.47.

•	Custodian: The Custodian shall credit the number of whole and fractional shares purchased under the 2009 ESPP to a custodial account maintained on behalf of each participating employee and hold such shares. By appropriate instructions to the Custodian, a participating employee may sell all or part of the shares held by the Custodian for the participant’s account or may transfer all or part of the shares held for that employee by the Custodian. Participants may not sell or otherwise dispose of any shares acquired during an offering period for at least two years following the purchase date.

•	Effective Date: Subject to stockholder approval, the 2009 ESPP shall be effective as of October 15, 2009.

•	Shares Authorized: The aggregate number of shares of Common Stock issuable pursuant to the 2009 ESPP may not exceed 250,000.

•	Participation Limits: During any calendar year, no participating employee shall accrue the right to purchase shares of Common Stock at a rate in excess of $25,000 of the fair market value.

•	Termination and Amendment: The Board of Directors may suspend or terminate the 2009 ESPP at any time without the consent of any participants. Upon termination of the 2009 ESPP, the balance of each participant’s custodial account will be distributed as soon as administratively possible. The Board of Directors may at any time amend the 2009 ESPP without the consent of any participants. No amendment shall be effective unless approved by the stockholders of A. Schulman within 12 months before or after the adoption of the amendment if the amendment would: (1) increase the number of shares reserved for rights under the 2009 ESPP; (2) modify the provisions with respect to eligibility for participation in the 2009 ESPP to the extent such modification requires stockholder approval to satisfy the requirements of Section 423 of the Code; or (3) modify the 2009 ESPP in any other way to the extent such modification requires stockholder approval under Section 423 of the Code or any other applicable law, rule or regulation.

•	Tax Consequences: The 2009 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the 2009 ESPP either at the offering date or the purchase date of an offering. If a participant disposes of shares purchased under the 2009 ESPP more than two years after the offering date or more than one year after the shares are transferred to such participant, or in the event of the participant’s death at any time, the participant or the participant’s estate generally will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of: (1) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (2) the excess of the fair market value of the shares on the purchase date over the applicable purchase price. In the case of such a disposition or death, A. Schulman will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income generally will be capital gain. If a participant disposes of shares purchased under the 2009 ESPP within two years after the offering date or within one year after the shares are transferred to such participant, the participant generally will be required to report the excess of the fair market value of the shares on the purchase date over the applicable purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be capital gain or loss. In the event of a disposition within two years after the offering date, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Code, A. Schulman generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

New Plan Benefits

Because benefits under the 2009 ESPP will depend on employees’ elections to participate and the fair market value of the Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2009 ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the 2009 ESPP.

Required Vote of Stockholders

For the adoption and approval of the 2009 ESPP the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote at the 2009 Annual Meeting will be required for approval. Stockholders may vote “for,” “against,” or “abstain” from voting on Proposal 3. Broker non-votes and abstentions will be counted as present and entitled to vote on the matter for purposes of establishing a quorum and, thus, will have the same effect as a vote against Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2009 ESPP

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the provisions of its charter, the Audit Committee is charged with evaluating any transaction or series of transactions which involve A. Schulman, a “related person” and the amount involved exceeds $120,000. According to the rules of the Commission, a “related person” is defined as a director, officer, nominee for director, or five percent stockholder of A. Schulman since the beginning of the last fiscal year and their immediate family members. Pursuant to the Audit Committee Charter, all related person transactions must be referred to the Audit Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. During fiscal 2009, no related person transactions were brought before the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires A. Schulman’s officers and Directors, and persons who own more than ten percent (10%) of the Common Stock, to file reports of ownership and changes in ownership with the Commission. To A. Schulman’s knowledge, based solely on its review of the copies of such forms received by the Company, the following transactions were not timely filed: (1) two Form 4 reports on May 11, 2009 relating to the settlement of restricted stock units by each of Messrs. Belderbos (2,667 units) and Rzepka (1,500 units), due to a delay in the reporting of the vesting of such units for Europe-based officers; (2) two Form 4 reports on June 2, 2009 relating to the forfeiture of 951 profit participation shares by each of Messrs. Caporale, Jr. and Meyer, which were originally acquired from the Ramius Group pursuant to agreements entered into in connection with A. Schulman’s 2007 Annual Meeting of Stockholders, due to a delay in the reporting by the Ramius Group of its disposition of Common Stock; (3) a Form 3 by Paul R. Boulier on August 28, 2009, relating to his initial appointment as an executive officer; and (4) three Form 4 reports regarding the disposition of shares of restricted stock upon vesting of awards of restricted stock for purposes of tax withholding by each of Messrs. DeSantis (3,661 shares), Miller (763 shares) and Minc (653 shares) on September 22, 2009. For more information regarding the terms of the profit participation shares settled by Messrs. Caporale, Jr. and Meyer, see the Schedule 13D filed by the Ramius Group with the Commission on October 22, 2007.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the 2009 Annual Meeting other than those described in this Proxy Statement. A. Schulman’s By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of Directors and submission of other stockholder business to be transacted at any Annual Meeting. A copy of the pertinent By-Law provisions is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. If any such stockholder proposals or other business to be transacted properly comes before the 2009 Annual Meeting, it is intended that shares represented by Proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

SOLICITATION OF PROXIES

The cost of soliciting the accompanying Proxy will be borne by A. Schulman. A. Schulman may reimburse brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, Proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of A. Schulman. Further, A. Schulman has retained Georgeson, Inc. to perform solicitation services in connection with this Proxy Statement. For such services, A. Schulman will pay Georgeson, Inc. a fee of approximately $7,500. Additionally, Georgeson, Inc. will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

By order of the Board of Directors,

David C. Minc
  Vice President, General Counsel and Secretary

November 6, 2009

Appendix A

A. SCHULMAN, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

The purpose of the Plan is to foster and promote the long-term financial success of the Company and its stockholders by aligning the interests of the Company’s stockholders with the interests of its employees by encouraging stock ownership by employees of the Company and its Affiliates. Through the Plan, Eligible Employees have the opportunity to purchase Shares through accumulated payroll deductions. The Company intends that the rights to purchase Shares granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code

SECTION 1.00:
DEFINITIONS

When used in the Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is clearly required by the context:

1.01 Account. The account maintained on behalf of each Participant described in Section 3.00.

1.02 Affiliate. Any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively.

1.04 Board. The Board of Directors of the Company.

1.05 Code. The Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations issued thereunder.

1.06 Company. A. Schulman, Inc., a corporation organized under the laws of the State of Delaware, and any and all successors to it.

1.07 Committee. The committee appointed by the Company to administer the Plan.

1.08 Custodian. Wells Fargo Shareowners Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075-1139.

1.09 Election Form. The form described in Section 2.00.

1.10 Eligible Employee. Any individual who is an employee of the Company or an Affiliate. All Eligible Employees may participate in the plan, unless their participation is prohibited by the foreign jurisdiction in which the employee resides or if compliance with the laws of the foreign jurisdiction in which the employee resides would cause the Plan to violate any of the requirements of Section 423 of the Code. Notwithstanding the foregoing, the term “Eligible Employee” shall not include any employee who, immediately prior to an Offering Period or as a result of the purchase of Shares during an Offering Period, would be deemed, for purposes of Section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate.

1.11 Employer. The Company or Affiliate employing an Eligible Employee.

1.12 Fair Market Value. The reported “closing price” of a Share on the relevant date.

1.13 Offering Period. Unless a different period is established by the Committee, the three calendar month period commencing each January 1, April 1, July 1 and October 1.

1.14 Purchase Date. The last day of an Offering Period.

1.15 Purchase Price. The price at which a Share is acquired at the end of each Offering Period. The Purchase Price shall be equal to 85 percent of the Fair Market Value of a Share on the Purchase Date.

1.16 Participant. Any Eligible Employee who becomes a participant in the Plan pursuant to Section 2.00.

1.17 Plan. The A. Schulman, Inc. Employee Stock Purchase Plan, as may be amended from time to time.

1.18 Share. An issued share of the common stock of the Company, par value $1.00, which has been reacquired by the Company and held by it as a treasury share.

SECTION 2.00:
PARTICIPATION IN THE PLAN

2.01 Eligibility. Each Eligible Employee shall become a Participant beginning with the first Offering Period following the date on which he or she completes and returns an Election Form to the Committee authorizing his or her Employer to deduct a portion of his or her taxable compensation for the purpose of purchasing Shares pursuant to this Plan and providing such other information as the Committee may require.

2.02 Limits on Deduction Election. An Eligible Employee must authorize a deduction of at least $25.00 for each pay period during an Offering Period. The maximum amount of deductions that any Eligible Employee or Participant may authorize during any calendar year is $10,000. Notwithstanding the foregoing, during any calendar year, no Participant shall accrue the right to purchase Shares at a rate in excess of $25,000 of the Fair Market Value of the Shares determined as of the first day of each relevant Offering Period.

2.03 Duration of Election. Once made, an Eligible Employee’s deduction election shall remain in effect for each Offering Period in the calendar year during which such election was made and all Offering Periods in each succeeding calendar year until changed or revoked. A Participant may change or revoke a deduction election only for Offering Periods in a succeeding calendar year and shall change or revoke this election by submitting a new Election Form to the Committee by no later than December 31 of the calendar year immediately preceding the calendar year for which such change or revocation is to take effect.

2.04 Cessation of Eligibility. If a Participant ceases to be an Eligible Employee prior to the end of any Offering Period, such Participant’s deduction election shall terminate immediately, the balance of the Participant’s Account shall be distributed as soon as administratively possible and the Participant shall no longer be eligible to have deductions of compensation made pursuant to this Plan.

2.05 Withdrawal. A Participant may request to withdraw from an Offering Period under this Plan by notifying the Committee in writing of his or her request to withdraw at any time on or before the end of an Offering Period. Upon the receipt of such request by the Committee, and the Committee’s approval of such request, all future deductions for such Offering Period will cease, and any deductions previously collected during such Offering Period will be used to purchase Shares as described in Section 3.00. In the event that a Participant voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same calendar year, but he or she may participate in any Offering Period under the Plan which commences in any succeeding calendar year in the same manner as set forth in Section 2.01 for initial participation in the Plan.

2.06 Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges under the Plan in accordance with Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Board or the Committee, be reformed to comply with the equal rights and privileges requirements of Section 423 of the Code.

SECTION 3.00:
RIGHTS TO PURCHASE STOCK

3.01 Accounts. The amount that a Participant elects to have deducted from his or her compensation pursuant to Section 2.00 shall be aggregated and held by the Company until the Purchase Date in an Account maintained on behalf of such Participant. The Committee shall provide the Custodian with the individual amount in each Participant’s Account prior to each Purchase Date.

3.02 Purchase of Shares. On each Purchase Date, and subject to the terms and conditions of the Plan, each Participant shall be deemed to have purchased a number of whole and fractional Shares equal to the balance of his or her Account divided by the Purchase Price on the Purchase Date. If the aggregate purchase of Shares by all Participants during any Offering Period would exceed the maximum aggregate number of Shares available for purchase under the Plan, the Custodian shall make a pro rata allocation of the Shares among the Participants.

3.03 Delivery of Shares. The Custodian shall credit the number of whole and fractional Shares purchased under the Plan to a custodial account maintained on behalf of each Participant and shall hold such Shares until issued to the Participant, transferred as directed by the Participant, or sold as directed by the Participant. The Participant shall be responsible for the payment of any brokerage, service or other fees incurred with respect to the issuance, transfer, sale or other disposition of the Shares acquired under this Plan.

3.04 Holding Period. Participants shall not sell or otherwise dispose of any Shares acquired during an Offering Period for at least two years following the Purchase Date.

3.05 Dividends. Until issued, transferred or sold pursuant to Section 3.03, all cash dividends paid with respect to Shares purchased by a Participant shall be automatically reinvested in additional whole and fractional Shares at the Fair Market Value of a Share on the date of reinvestment and each Participant will be credited with any stock dividends or other distributions in respect of Shares.

3.06 Voting. Participants shall be entitled to vote any Shares held by the Custodian for their benefit pursuant to this Section 3.00 and the Custodian shall vote Shares held for the benefit of Participants as directed by the Participants.

SECTION 4.00:
SHARES SUBJECT TO THE PLAN

4.01 Shares Authorized to be Issued. Subject to the provisions of Section 4.02 of the Plan relating to adjustments upon changes in the Shares, the Shares that may be purchased under the Plan shall not exceed in the aggregate 250,000 Shares.

4.02 Share Adjustments. In the event of any change in capitalization affecting the Shares, such as a Share dividend, Share split, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of Share or other form of reorganization or any change affecting the Shares, including a distribution (other than normal cash dividends) of Company assets to stockholders, the Committee shall make all adjustments appropriate to reflect such change, including adjustments appropriate to the aggregate number of shares of Shares that may be purchased under the Plan or the Purchase Price. Notwithstanding the foregoing, no adjustment shall be authorized pursuant to this Section 4.02 to the extent that such adjustment would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

SECTION 5.00:
EFFECTIVE DATE AND TERM

5.01 Effective Date. The Plan shall be effective upon its approval by the Board on October 15, 2009, subject to its approval by the Company’s stockholders.

5.02 Shareholder Approval. The Plan shall be submitted for approval by the shareholders of the Company within 12 months prior to or following the date the Plan is approved by the Board. Exercise of any purchase rights prior to such approval shall be subject to the condition that the Plan be approved by the shareholders. If not approved within such time, the Plan shall terminate and all rights to purchase Shares granted hereunder shall be cancelled and be of no further force or effect, and the Company shall, as soon as administratively possible, refund the amounts credited to each Participant’s Account.

5.03 Term. The Plan shall remain in effect until terminated by the Board pursuant to Section 7.02 of the Plan.

SECTION 6.00:
ADMINISTRATION

6.01 Committee. The Committee is responsible for administering the Plan and shall have all powers appropriate and necessary to that purpose. The Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

6.02 Powers of Committee. The Committee shall have the following powers and authority with respect to the Plan including, without limitation:

(a) Construing, interpreting and applying the terms of the Plan and rights granted under it, and establishing, amending and revoking rules and regulations for its administration;

(b) Appointing a person or persons to serve as an administrator to exercise its powers or authority and otherwise carry out its duties under this Plan; and

(c) Exercising such powers and to take such acts as the Committee deems necessary or expedient to promote the best interests of the Company and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

In carrying out the duties described in this Section 6.00, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Participants in the Plan.

6.03 Custodian. The Custodian will be responsible for the following duties:

(a) Purchasing or crediting Shares on behalf of Participants in accordance with the terms of this Plan;

(b) Withdrawing and issuing, transferring or selling Shares as directed by Participants from time to time in accordance with the terms of this Plan;

(c) Providing each Participant with a periodic statement of account;

(d) Providing appropriate tax reporting with respect to Shares held for the benefit of Participants; and

(e) Such other services or benefits as it may agree to provide pursuant to a separate agreement with the Company.

SECTION 7.00:
AMENDMENT AND TERMINATION OF THE PLAN

7.01 Amendment. The Board at any time may amend the Plan without the consent of any Participant. No amendment shall be effective unless approved by the shareholder of the Company within 12 months before or after the adoption of the amendment if the amendment would (a) increase the number of Shares reserved for rights under the Plan; (b) modify the provisions with respect to eligibility for participation in the Plan to the extent such modification requires shareholder approval to satisfy the requirements of Section 423 of the Code; or (c) modify the Plan in any other way to the extent such modification requires shareholder approval under Section 423 of the Code or any other applicable law, rule or regulation.

7.02 Termination. The Board may suspend or terminate the Plan at any time without the consent of any Participant. Upon the termination of the Plan, the balance of each Participant’s Account shall be distributed as soon as administratively possible.

SECTION 8:00
MISCELLANEOUS

8.01 Non-Transferability. Rights to purchase Shares granted under the Plan may not be sold, pledged, assigned or transferred by a Participant except by will or laws of descent and distribution and are only exercisable, during the Participant’s lifetime, by the Participant. Shares held in a custodial account on behalf of any Participant may be held only in the name of that Participant and may not be held in joint tenancy or otherwise.

8.02 Beneficiary Designation. Each Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) to receive the balance of such Participant’s Account and any Shares held for such Participant’s benefit upon the Participant’s death.

8.03 No Right to Employment. Neither the adoption of the Plan nor the granting of any right to purchase Shares hereunder shall confer upon any Eligible Employee any right to continued employment with the Company or any Affiliate, nor shall such adoption interfere in any way with the right of the Company or any Affiliate to terminate the employment of any Eligible Employee at any time, with or without cause.

8.04 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company or any Affiliate to establish other plans or to pay compensation to its employees, in cash or property, in a manner not expressly authorized under the Plan.

8.05 Compliance with Securities Laws. No Shares shall be offered, issued, sold, granted or distributed pursuant to the Plan unless the offer, issuance, sale, grant or distribution of such Stock complies with all applicable provisions of law, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under each, and the requirements of any stock exchange or quotation system on which the Shares are listed or quoted. The Committee shall cause such legends to be placed on certificates evidencing Shares issued under the Plan, as may be required by federal and applicable state securities laws.

8.06 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

8.07 Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of this Plan.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

INTERNET – www.eproxy.com/shlm Use the Internet to vote your Proxy until 11:25 p.m. (ET) on December 9, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your Proxy until 11:25 p.m. (ET) on December 9, 2009.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided.

If you vote your Proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON DECEMBER 10, 2009
The Proxy Statement, Form 10-K for the year ended August 31, 2009 and the 2009 Annual Report to stockholders are available at
http://www.proxydocs.com/shlm.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of directors:	01	David G. Birney	04	Ernest J. Novak	☐	Vote FOR	☐	Vote WITHHELD
	02	Howard R. Curd	05	Irvin D. Reid		all nominees		from all nominees
	03	Michael A. McManus	06	John B. Yasinsky		(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The ratification of the selection of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2010.	☐	For	☐	Against	☐	Abstain

3. The adoption and approval of the A. Schulman’s 2009 Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain

4. The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

A. SCHULMAN, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, December 10, 2009

10:00 A.M. Local Time
The Hilton Inn West
3180 West Market Street
Akron, Ohio 44333

A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333	Proxy

This Proxy is solicited on behalf of the Board of Directors of A. Schulman, Inc. for the Annual Meeting of Stockholders to be held on December 10, 2009.
The undersigned hereby appoints JOSEPH M. GINGO, PAUL F. DESANTIS, and DAVID C. MINC and each of them as Proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of Common Stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on December 10, 2009 and at any adjournments and postponements thereof, in the manner specified on this Proxy Card and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate Notice of Annual Meeting and Proxy Statement is acknowledged by return of the Card or by voting via telephone or Internet in accordance with the instructions on the other side of this Card.
You are encouraged to specify your choices by marking the appropriate boxes, SEE☐REVERSE☐SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or Internet you do not need to mail back this card.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS CARD.
This Proxy is solicited on behalf of the Board of Directors of A. Schulman, Inc. This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted FOR Proposals 1, 2 and 3.
(Continued and to be voted on reverse side.)